Exhibit 2.1

AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

BLACK RIDGE ACQUISITION CORP.,

BLACK RIDGE MERGER SUB, CORP.,

ALLIED ESPORTS ENTERTAINMENT, INC.,

NOBLE LINK GLOBAL LIMITED,

OURGAME INTERNATIONAL HOLDINGS LTD.,

AND

PRIMO VITAL LTD.

DATED AS OF DECEMBER 19, 2018

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION is made and entered into as of December 19, 2018, by and among Black Ridge Acquisition Corp., a Delaware corporation (“Parent”), Black Ridge Merger Sub Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), Allied Esports Entertainment, Inc., a Delaware corporation (“Company”), Noble Link Global Limited, a British Virgin Islands exempted company (“Noble”), Ourgame International Holdings Ltd., a Cayman Islands corporation (“Ourgame”), and Primo Vital Ltd., a British Virgin Islands exempted company and wholly owned subsidiary of Ourgame (“Primo”), which will be the holder of a majority of the outstanding capital stock of the Company immediately prior to the Transaction Effective Time (as defined below). The term “Agreement” as used herein refers to this Agreement and Plan of Reorganization, as the same may be amended from time to time, and all schedules hereto (including the Company Schedule, Noble Schedule, and the Parent Schedule, as defined in the preambles to Articles II, III, and IV hereof, respectively). Defined terms used in this Agreement are listed alphabetically in Section 10.1, together with the section and, if applicable, subsection in which the definition of each such term is located.

RECITALS

A.         Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law and the British Virgin Islands Business Companies Act 2004, as amended (collectively, the “Corporate Law”), the Parties intend to enter into a business combination transaction by which (i) Noble will merge with and into the Company (the “Redomestication Merger”) with the Company being the surviving entity of such merger, and (ii) immediately after the consummation of the Redomestication Merger, Merger Sub will merge with and into the Company with the Company being the surviving entity of such merger (the “Transaction Merger” and together with the Redomestication Merger, the “Mergers”) and a direct wholly owned subsidiary of Parent (“Surviving Company”), and the holders (the “Shareholders”) of the common stock of the Company (the “Company Common Stock”) immediately prior to the effective time of the Mergers will be entitled to receive shares of the common stock of Parent, $0.0001 par value per share (“Parent Common Stock”), and five-year warrants to purchase Parent Common Stock at a price per share of $11.50 (“Parent Warrants”), as provided by this Agreement.

B.         The boards of directors of each of Parent, Merger Sub, Noble, and the Company have determined that the Mergers, taken together, are fair to, and in the best interests of, their respective companies and their respective stockholders.

NOW, THEREFORE, in consideration of the covenants, premises, and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

THE MERGERS

1.1         The Mergers.

(a)         At the Redomestication Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Corporate Law, Noble will merge with and into the Company, the separate existence of Noble will cease, and the Company will continue as the surviving entity of the Redomestication Merger. At the Redomestication Effective Time, the effect of the Redomestication Merger shall be as provided in this Agreement, the Plan of Merger between the Company and Noble, the Redomestication Merger Certificate, and the applicable provisions of the Corporate Law. Without limiting the generality of the foregoing, and subject thereto, at the Redomestication Effective Time, all the property, rights, privileges, powers, and franchises of Noble shall vest in the Company, and all debts, liabilities, and duties of Noble shall become the debts, liabilities, and duties of the Company, and each Noble Ordinary Share shall be cancelled.

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(b)         At the Transaction Effective Time (which shall occur immediately after the Redomestication Effective Time) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Corporate Law, Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Company after the Transaction Merger and as a wholly owned subsidiary of Parent. At the Transaction Effective Time, the effect of the Transaction Merger shall be as provided in this Agreement, the Transaction Merger Certificate, and the applicable provisions of the Corporate Law. Without limiting the generality of the foregoing, and subject thereto, at the Transaction Effective Time all the property, rights, privileges, powers and franchises of each of the Company and Merger Sub shall vest in Surviving Company, and all debts, liabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities and duties of Surviving Company, and each share of capital stock of the Company shall be converted as described in Section 1.5 hereof.

1.2         Effective Times; Closing. Subject to the conditions of this Agreement, as soon as practicable on or after the Closing Date, the parties hereto shall cause the Redomestication Merger to be consummated by filing with the Secretary of State of the State of Delaware a Certificate of Merger (“Redomestication Certificate of Merger”) and by filing a copy of the Redomestication Certificate of Merger with the British Virgin Islands Registry of Corporate Affairs, each in such form as required by, and executed and filed in accordance with, the applicable provisions of the Corporate Law (the time of such filing, or such later time as may be agreed in writing by the Company and Parent and specified in the Plan of Merger and the Redomestication Certificate of Merger being the “Redomestication Effective Time”). Subject to the conditions of this Agreement, immediately after the Redomestication Effective Time, the parties hereto shall cause the Transaction Merger to be consummated by filing a Certificate of Merger (the “Transaction Certificate of Merger”, and together with the Redomestication Certificate of Merger, the “Certificates of Merger”) with the secretary of state of the State of Delaware in accordance with the applicable provisions of the Corporate Law (the time of such filing, or such later time as may be agreed in writing by Company and Parent and specified in the Transaction Certificate of Merger being the “Transaction Effective Time”). Unless this Agreement shall have been terminated pursuant to Section 9.1, the consummation of the Mergers (the “Closing”), other than the filing of the Certificates of Merger, shall take place at the offices of Graubard Miller, counsel to Parent, 405 Lexington Avenue, 11th Floor, New York, New York 10174-1901, via teleconference, at a time and date to be specified by the parties, which shall be no later than the fifth (5th) business day after the satisfaction or waiver of the conditions set forth in Article VII, or at such other time, date and location as the parties hereto agree in writing (the “Closing Date”). Closing signatures may be transmitted by facsimile or by email pdf files.

1.3         Governing Documents.

(a)         At the Redomestication Effective Time, the Certificate of Incorporation and Bylaws of the Company in effect immediately prior to the Redomestication Effective Time shall become the Certificate of Incorporation and Bylaws of the Company, as the surviving corporation in such merger.

(b)         At the Transaction Effective Time, the Certificate of Incorporation and Bylaws of Merger Sub shall become the Certificate of Incorporation and Bylaws of Surviving Company, except that the name of the Surviving Company shall be a name mutually agreeable to the parties.

1.4         Transaction Merger Consideration; Effect of Transaction Merger on Common Stock. Subject to the terms and conditions of this Agreement, at the Transaction Effective Time, by virtue of the Mergers and this Agreement and without any further action on the part of the Parent, Merger Sub or the Company or the holders of any of the securities of Parent or Company, the following shall occur:

(a)         Conversion of Company Common Stock. All of the Company Common Stock issued and outstanding immediately prior to the Transaction Effective Time will be automatically cancelled and extinguished and be converted, collectively, into the right to receive (i) an aggregate of 11,602,754 shares of Parent Common Stock, (ii) an aggregate of 3,800,003 Parent Warrants, and (iii) an aggregate of 3,846,153 Contingent Shares issuable pursuant to Section 1.11 below (collectively, the “Merger Consideration”). The Merger Consideration shall be paid to the Shareholders in the respective amounts set forth on Schedule 1.4(a) hereto.

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(b)         No Fractional Shares. No fraction of a share of Parent Common Stock will be issued by virtue of the Mergers or the transactions contemplated hereby, and each Shareholder of the Company who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such Shareholder) shall be deemed to receive from Parent, in lieu of such fractional share, one (1) share of Parent Common Stock.

(c)         Intentionally Omitted.

(d)         Adjustments to Merger Consideration. The numbers of shares of Parent Common Stock and Parent Warrants that the Shareholders are entitled to receive as a result of the Mergers shall be equitably adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into shares of Parent Common Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock occurring on or after the date hereof until the Closing Date.

1.5         Treatment of Company Options. The Company shall take any actions necessary to ensure that all outstanding Company Options will vest immediately prior to the Transaction Effective Time. Holders of Company Options who properly exercise all or a portion of their Company Options prior to the Transaction Effective Time shall, to the extent of such holder’s exercised Company Options, be entitled to receive their pro rata portion of the Merger Consideration. Company Options unexercised as of the Transaction Effective Time shall be cancelled.

1.6         Exchange Procedures.

(a)         Surrender of Certificates. At the Closing, Shareholders will surrender their certificates (if such certificates exist) or other instruments cancelling their Company Common Stock (collectively, the “Company Certificates”), or in the case of a lost, stolen or destroyed Company Certificate, upon delivery of an affidavit in the manner provided in Section 1.6(c) below, to Parent for cancellation together with any related documentation reasonably requested by Parent in connection therewith. After the Closing Date, each outstanding Company Certificate will be deemed for all corporate purposes to evidence only the right to receive the applicable Merger Consideration in accordance with the provisions of this Article I.

(b)         Procedure. Certificates representing the shares of Parent Common Stock and Parent Warrants shall be issued to the Shareholders upon surrender of their Company Certificates as provided for herein or otherwise agreed by the parties. Upon surrender of the Company Certificates (or in the case of a lost, stolen or destroyed Company Certificate, upon delivery of an affidavit (and indemnity, if required) in the manner provided in Section 1.6(c)) for cancellation to Parent or to such other agent or agents as may be appointed by Parent, Parent shall issue, or cause to be issued, to each Shareholder such certificates representing the number of shares of Parent Common Stock and certificates representing Parent Warrants, a portion of which shall be held in escrow pursuant to Section 1.9 below, for which their Company Common Stock are exchangeable at the Closing Date and any dividends or distributions payable pursuant to Section 1.4(d), and the Company Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Company Certificates will be deemed, from and after the Closing Date, to evidence only the right to receive the applicable Merger Consideration issuable pursuant to this Article I.

(c)         Lost, Stolen or Destroyed Certificates. In the event that any Company Certificates shall have been lost, stolen, or destroyed, Parent shall issue in exchange for such lost, stolen, or destroyed Company Certificates, upon the making of an affidavit of that fact by the holder thereof, the applicable Merger Consideration into which the Company Common Stock formerly represented by such Company Certificates was converted into and any dividends or distributions payable pursuant to Section 1.4(d); provided, however, that, as a condition precedent to the delivery of such Merger Consideration, the owner of such lost, stolen, or destroyed Company Certificates shall indemnify Parent against any claim that may be made against Parent or Surviving Company with respect to the Company Certificates alleged to have been lost, stolen, or destroyed.

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1.7         Tax Consequences. It is intended by the parties hereto that the Mergers shall each constitute a tax-free transaction pursuant to Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder.

1.8         Taking of Necessary Action; Further Action. If, at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Surviving Company with full right, title, and possession to all assets, property, rights, privileges, powers, and franchises of the Company, Noble, and Merger Sub, the officers and directors of the Company, Noble, and Merger Sub will take all such lawful and necessary action.

1.9         Escrow. As the sole remedy for the indemnity obligations set forth in Article VIII, at the Closing, the Shareholders shall, as a group, deposit in escrow an aggregate of ten percent (10%) of the shares of Parent Common Stock and ten percent (10%) of the Parent Warrants received hereunder (collectively, the “Escrow Consideration”), which shall be allocated among the Shareholders in the same proportions as the total Merger Consideration is allocated among them, all in accordance with the terms and conditions of the Escrow Agreement to be entered into at the Closing between Parent, the Representative appointed pursuant to Section 1.12(b), and Continental Stock Transfer & Trust Company (“Continental”), as Escrow Agent, in the form annexed hereto as Exhibit A (the “Escrow Agreement”). The Escrow Consideration shall be issued in the name of the Shareholders in the manner set forth above, and deposited directly with Continental pursuant to the terms of the Escrow Agreement. The Escrow Agreement shall provide that, on the first anniversary of the Closing Date (the “Escrow Termination Date”), the Escrow Agent shall release the Escrow Consideration, less that portion of the Escrow Consideration applied in satisfaction of or reserved with respect to indemnification claims made prior to such date, to the Shareholders entitled to receive them in the same proportions as originally deposited into escrow. Any Escrow Consideration held with respect to any unresolved claim for indemnification and not applied as indemnification with respect to such claim upon its resolution shall be delivered to such Shareholders promptly upon such resolution.

1.10         Shareholder Matters.

(a)         Subject to receipt of the Ourgame Stockholder Approval, each of Ourgame, in its capacity as a Shareholder of Primo and Noble, and Primo, in its capacity as a Shareholder of the Company, hereby approves and adopts this Agreement and authorizes the Company, Noble, Primo and each of their respective directors and officers to take all actions necessary for the consummation of the Mergers and the other transactions contemplated hereby pursuant to the terms of this Agreement and its exhibits. Subject to receipt of the Ourgame Stockholder Approval, such execution shall be deemed to be action taken by the irrevocable written consent of Ourgame and Primo for purposes of the relevant provisions of the Corporate Law. Ourgame represents and warrants that the entities executing the Ourgame Support Agreements hold a sufficient number of ordinary shares of Ourgame necessary to obtain the Ourgame Stockholder Approval.

(b)         Ourgame and Primo jointly represents and warrants as follows:

(i)         this Agreement has been duly and validly executed and delivered by such party and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of such party, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity;

(ii)         such party is an “accredited investor” as defined by Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (“Securities Act”);

(iii)         such party has had both the opportunity to ask questions and receive answers from the officers and directors of Parent and all persons acting on Parent’s behalf concerning the business and operations of Parent and to obtain any additional information to the extent Parent possesses or may possess such information or can acquire it without unreasonable effort or expense necessary to verify the accuracy of such information;

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(iv)         such party had access to the Parent SEC Reports (as defined in Section 4.7(a)) filed prior to the date of this Agreement;

(v)         subject to receipt of the Ourgame Stockholder Approval, such party has all necessary approval and authorization to execute and deliver this Agreement and execute his, her or its obligations hereunder;

(vi)         that the execution and delivery of this Agreement by Ourgame does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization, or permit of, or filing with or notification to, any Governmental Entity, except (1) for applicable requirements, if any, of the Securities Act, the Securities Exchange Act of 1934, as amended (“Exchange Act”), state securities laws (“Blue Sky Laws”), and the rules and regulations thereunder, (2) the Ourgame Stockholder Approval, and (3) where the failure to obtain such consents, approvals, authorizations, or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Ourgame, Primo or the Company or, after the Closing, Parent, or prevent consummation of the Mergers or otherwise prevent the parties hereto from performing their material obligations under this Agreement;

(vii)         such party understands that it must bear the economic risk of the investment in the shares of Parent Common Stock, which cannot be sold by it unless such shares are registered under the Securities Act or an exemption therefrom is available thereunder;

(viii)         all shares of Parent Common Stock to be acquired by such party pursuant to this Agreement will be acquired for its account and not with a view towards distribution thereof;

(ix)         such party is not subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under Regulation D of the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3)

(x)         that Ourgame owns all of the issued and outstanding Noble Ordinary Shares, free and clear of all Liens, and except as set forth on Schedule 2.3(a), it has not granted to any person or entity any options or other rights to buy the Noble Ordinary Shares, nor does any other person or entity have any interest in the Noble Ordinary Shares of any nature; and

(xi)         that Primo owns the Company Common Stock listed on Schedule 2.3(a) as being owned by it, free and clear of all Liens, and except as set forth on Schedule 2.3(a), it has not granted to any person or entity any options or other rights to buy or acquire the Company Common Stock, nor does any other person or entity have any interest in the Company Common Stock of any nature.

1.11         Contingent Consideration. The Shareholders shall be issued their pro rata portion of an aggregate of additional 3,846,153 shares of Parent Common Stock (“Contingent Shares”), if the last sales price of the Parent Common Stock reported equals or exceeds $13.00 per share (as adjusted for stock splits, stock dividends, reorganizations, and recapitalizations) for any consecutive thirty (30) calendar days during the five (5) year period commencing on the Closing Date.

1.12         Parent Committee; Representative.

(a)         Parent Committee. Prior to the Closing, the Board of Directors of Parent shall appoint a committee consisting of one or more of its then members to act on behalf of Parent to take all necessary actions and make all decisions pursuant to the Escrow Agreement regarding Parent’s right to indemnification pursuant to Article VIII hereof and such other matters related to the Mergers as may be required after the Closing Date. In the event of a vacancy in such committee, the Board of Directors of Parent, or after the consummation of the Mergers, a majority of those Persons who served on Parent’s Board of Directors immediately prior to the Closing Date, shall appoint as a successor some other Person who would qualify as an “independent” director of Parent and who has not had any relationship with the Company prior to the Closing.

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(b)         Representative. The Company hereby designates Eric Yang Qing (the “Representative”) to represent the interests of the Shareholders entitled to receive Merger Consideration as a result of the Mergers for purposes of executing and thereafter approving amendments to each of this Agreement, the Escrow Agreement and the Registration Rights Agreement, giving consents and approvals hereunder and thereunder and making those determinations hereunder and thereunder that are specifically reserved to the Representative by the terms hereof and thereof. If such Person ceases to serve in such capacity, for any reason, those members of the board of directors of Parent who were members of the board of directors of the Company prior to the Closing shall appoint as successor a Person who was a former manager of the Company or such other Person as such members shall designate. Notwithstanding anything to the contrary contained herein, the Representative shall have no liability to the Company or any stockholder thereof or any party hereto for any action taken or omitted to be taken hereunder, unless such liability is determined by a judgment or a court of competent jurisdiction to have resulted from the gross negligence, or willful misconduct of the Representative. Ourgame shall defend, indemnify, and hold harmless the Representative for all losses, damages, costs, and expenses (including reasonable attorney’s fees and costs of investigation) arising out of or in connection with, the performance by the Representative of its duties and obligations under this Agreement, unless such liability is determined by a judgment or a court of competent jurisdiction to have resulted from the gross negligence, or willful misconduct of the Representative.

ARTICLE II

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Subject to the exceptions set forth in Schedule 2 attached hereto (the “Company Schedule”), the Company hereby represents and warrants to, and covenants with, Parent and Merger Sub as follows:

2.1         Organization and Qualification.

(a)         The Company is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has the requisite corporate power and authority to own, lease, and operate its assets and properties and to carry on its business as it is now being or currently planned by the Company to be conducted. The Company is in possession of all Governmental Actions/Filings necessary to own, lease, and operate the properties it purports to own, operate, or lease and to carry on its business as it is now being or currently planned by the Company to be conducted, except where the failure to have such Governmental Actions/Filings could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Complete and correct copies of the certificate of incorporation and bylaws (or other comparable governing instruments with different names) (collectively referred to herein as “Charter Documents”) of the Company, as amended and currently in effect, have been heretofore delivered or made available to Parent or Parent’s counsel. The Company is not in violation of any of the provisions of the Company’s Charter Documents.

(b)         The Company is duly qualified or licensed to do business as a foreign company and is in good standing in each jurisdiction where the character of the properties owned, leased, or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Each jurisdiction in which the Company is so qualified or licensed is listed in Schedule 2.1(b).

(c)         The Company’s minute books contain true, complete, and accurate records of all meetings and consents in lieu of meetings of its board of directors (and any committees thereof), similar governing bodies, and shareholders, and copies of the minute books of the Company have been heretofore delivered or made available to Parent or Parent’s counsel.

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2.2         Subsidiaries.

(a)         During the period between the date hereof and the Closing Date, the Company will reorganize (the “Pre-Closing Reorganization”) its corporate structure so that it will have no direct or indirect subsidiaries (“Subsidiaries”) or participations in joint ventures or other entities other than those listed in Schedule 2.2(a)(i). Except as set forth in Schedule 2.2(a)(ii), the Company owns all of the outstanding equity securities of the Subsidiaries, free and clear of all Liens. Except for the Subsidiaries and except as set forth in Schedule 2.2(a)(iii), neither the Company nor the Subsidiaries owns, directly or indirectly, any ownership, equity, profits, or voting interest in any Person or has any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written, oral, or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment, or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

(b)         Each Subsidiary that is a corporation is duly incorporated, validly existing, and in good standing under the laws of its state of incorporation (as listed in Schedule 2.1(b)) and has the requisite corporate power and authority to own, lease, and operate its assets and properties and to carry on its business as it is now being or currently planned by the Company to be conducted. Each Subsidiary that is a limited liability company is duly organized or formed, validly existing, and in good standing under the laws of its state of organization or formation (as listed in Schedule 2.1(b)) and has the requisite power and authority to own, lease, and operate its assets and properties and to carry on its business as it is now being or currently planned by the Company to be conducted. Each Subsidiary is in possession of all Governmental Actions/Filings necessary to own, lease, and operate the properties it purports to own, operate, or lease and to carry on its business as it is now being or currently planned to be conducted, except where the failure to have such Governmental Actions/Filings could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Subsidiary. Complete and correct copies of the Charter Documents of each Subsidiary, as amended and currently in effect, have been heretofore delivered or made available to Parent or Parent’s counsel. No Subsidiary is in violation of any of the provisions of its Charter Documents.

(c)         Each Subsidiary is duly qualified or licensed to do business as a foreign corporation or foreign limited liability company and is in good standing in each jurisdiction where the character of the properties owned, leased, or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or such Subsidiary. Each jurisdiction in which each Subsidiary is so qualified or licensed is listed in Schedule 2.1(b).

(d)         The minute books of each Subsidiary contain true, complete, and accurate records of all meetings and consents in lieu of meetings of its board of directors (and any committees thereof), similar governing bodies, and shareholders, and copies of the minute books of each Subsidiary have been heretofore delivered or made available to Parent or Parent’s counsel.

2.3         Capitalization.

(a)         As of the date of this Agreement, the authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock. Schedule 2.3(a) sets forth the shares of Company Common Stock that will be issued and outstanding as a result of the Pre-Closing Reorganization, all of which shares shall be validly issued, fully paid, and nonassessable. Other than the Company Common Stock, the only class or series of securities or ownership interests authorized by the Company’s Charter Documents is preferred stock, none of which has been issued or is outstanding. Schedule 2.3(a) hereto contains a list of all Company Common Stock that owned by each Shareholder as a result of the Pre-Closing Reorganization, and each Shareholder’s residence address. Schedule 2.3(a) sets forth the issued and outstanding equity securities of each Subsidiary, all of which shares are validly issued, fully paid, and nonassessable. Other than as set forth in Schedule 2.3(a), none of the Subsidiaries have any class or series of securities or ownership interests authorized by its Charter Documents.

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(b)         Except as set forth in Schedule 2.3(b), no shares of Company Common Stock are (i) reserved for issuance upon the exercise of outstanding warrants, options or other rights to purchase shares of Company Common Stock, and there are no outstanding warrants, options or other rights; and (ii) no shares of Company Common Stock are reserved for issuance upon the conversion of preferred stock or any outstanding convertible notes, debentures, or securities, and no preferred stock, convertible notes, debentures, or securities are outstanding. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, and nonassessable. All outstanding shares of Company Common Stock have been issued and granted in compliance with (x) all applicable securities laws and (in all material respects) other applicable laws and regulations, and (y) all requirements set forth in any applicable Company Contracts. No Company Options are outstanding.

(c)         Except as set forth in Schedule 2.3(c) hereto or as set forth in Sections 2.3(a) and 2.3(b) hereof, there are no subscriptions, options, warrants, equity securities, partnership interests, or similar ownership interests, calls, rights (including preemptive rights), commitments, or agreements of any character to which the Company or any of its Subsidiaries is a party or by which it is bound obligating the Company or any of its Subsidiaries to issue, deliver, or sell, or cause to be issued, delivered, or sold, or repurchase, redeem, or otherwise acquire, or cause the repurchase, redemption, or acquisition of, any ownership interests of the Company or obligating the Company to grant, extend, accelerate the vesting of, or enter into any such subscription, option, warrant, equity security, call, right, commitment, or agreement.

(d)         Except as set forth in Schedule 2.3(d) or as contemplated by this Agreement, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan, or other agreements or understandings to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to any ownership interests of the Company.

(e)         Except as provided for in this Agreement or as set forth in Schedule 2.3(e), as a result of the consummation of the transactions contemplated hereby, no shares of capital stock, warrants, options, or other securities of the Parent are issuable and no rights in connection with any shares, warrants, options, or other securities of the Parent accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility, or otherwise).

(f)         No outstanding ownership interest of the Company is unvested or subjected to a repurchase option, risk of forfeiture, or other condition under any applicable agreement with the Company or any of its Subsidiaries.

2.4         Authority Relative to this Agreement. Upon receipt of the Ourgame Stockholder Approval, the Company will have full corporate power and authority to: (i) execute, deliver, and perform this Agreement and each ancillary document that the Company has executed or delivered or is to execute or deliver pursuant to this Agreement, and (ii) carry out the Company’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby (including the Mergers). The execution and delivery of this Agreement by the Company and, upon receipt of the Ourgame Stockholder Approval, the consummation by the Company of the transactions contemplated hereby (including the Mergers) have been duly and validly authorized by all necessary corporate action on the part of the Company (including the approval by its board of directors and the Shareholders by execution of this Agreement as required by the Corporate Law), and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution, and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

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2.5         No Conflict; Required Filings and Consents. Except as set forth in Schedule 2.5 hereto:

(a)         The execution and delivery of this Agreement by the Company do not, and upon receipt of the Ourgame Stockholder Approval, the performance of this Agreement by the Company shall not, (i) conflict with or violate the Company’s Charter Documents or the Charter Documents of any of its Subsidiaries, (ii) conflict with or violate any Legal Requirements, (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the Company’s or any of its Subsidiaries’ rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration, or cancellation of, or result in the creation of a Lien or encumbrance on any of the properties or assets of the Company or any of its Subsidiaries pursuant to, any Company Contracts, or (iv) result in the triggering, acceleration, or increase of any payment to any Person pursuant to any Company Contract, including any “change in control” or similar provision of any Company Contract, except, with respect to clauses (ii), (iii) or (iv), for any such conflicts, violations, breaches, defaults, triggerings, accelerations, increases, or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on the Company or the Subsidiaries taken as a whole.

(b)         The execution and delivery of this Agreement by the Company does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization, or permit of, or filing with or notification to, any Governmental Entity or other third party (including, without limitation, lenders, lessors, and licensors), except (i) for the filing of the Certificates of Merger in accordance with the Corporate Law, (ii) for applicable requirements, if any, of the Securities Act, the Exchange Act, or Blue Sky Laws, and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which the Company is licensed or qualified to do business, (iii) for the filing of any notifications required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the expiration of the required waiting period thereunder, (iv) the consents, approvals, authorizations, and permits described in Schedule 2.5(a), all of which have been obtained and are in full force and effect, (v) the Ourgame Stockholder Approval, and (vi) where the failure to obtain such consents, approvals, authorizations, or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole, or, after the Closing, the Parent, or prevent consummation of the Mergers or otherwise prevent the parties hereto from performing their obligations under this Agreement.

2.6         Compliance. The Company and each of its Subsidiaries has complied with and is not in violation of any Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. The businesses and activities of the Company and of each of its Subsidiaries have not been and are not being conducted in violation of any Legal Requirements, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. Neither the Company nor any of its Subsidiaries is in default or violation of any term, condition, or provision of any applicable Charter Documents. Except as set forth in Schedule 2.6, no written notice of non-compliance with any Legal Requirements has been received by the Company (and the Company has no knowledge of any such notice delivered to any other Person). Neither the Company nor any of its Subsidiaries is in violation of any term of any Company Contract, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on the Company and its Subsidiaries as a whole.

2.7         Permits. The Company and each of its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals, and orders (“Permits”) necessary to own, lease, and operate the properties it purports to own, operate, or lease and to carry on its business as it is now being or currently planned by the Company to be conducted, except where the failure to have such Permits could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. Schedule 2.7 lists all current Permits issued to the Company and its Subsidiaries, including their respective dates of issuance and expiration. No event has occurred or is currently expected to occur that, with or without notice or the issuance of time or both, would reasonably be expected to result in the revocation, suspension, lapse, or limitation of any Permits.

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2.8         Financial Statements.

(a)         Attached to Schedule 2.8(a) are (i) true and complete copies of the draft combined financial statements consisting of the combined balance sheets, and related combined statements of operations, stockholder’s equity (deficit) and cash flows of Allied eSports International, Inc., a Nevada corporation and wholly owned subsidiary of the Company (“Esports Sub”), for the fiscal period July 11, 2016 (inception) through December 31, 2016, fiscal year ended December 31, 2017, and the nine months ended September 30, 2018 (including, in each case, the notes and schedules thereto, the “Company Financial Statements”). The Company Financial Statements fairly present in all material respects the financial position of the Esports Sub and its Subsidiaries at the dates thereof and the results of their operations and cash flows for the period indicated, subject to the absence of footnotes and, with respect to the Company Financial Statements for the nine months ended September 30, 2018, year-end adjustments.

(b)         Effective on and after the date on which Parent files the preliminary Proxy Statement: (i) the Company will have established and maintained a system of internal controls, and (ii) to the Company’s knowledge, such internal controls will be sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company Financial Statements for external purposes in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”).

(c)         There are no outstanding loans or other extensions of credit made by the Company or any Subsidiary to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any Subsidiary. The Company and its Subsidiaries have not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(d)         The books of account, minute books, and transfer ledgers and other similar books and records of the Company and its Subsidiaries are complete and correct in all material respects, and there have been no material transactions that are required to be set forth therein and which have not been so set forth.

(e)         Except as otherwise noted in the Company Financial Statements, the accounts and notes receivable of the Company and its Subsidiaries reflected in the Company Financial Statements: (i) arose from bona fide sales transactions in the ordinary course of business and are payable on ordinary trade terms, (ii) are legal, valid, and binding obligations of the respective debtors enforceable in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting creditors’ rights generally, and by general equitable principles, (iii) are not subject to any valid set-off or counterclaim to which the Company has been notified in writing as of the date hereof except to the extent set forth in such balance sheet contained therein, and (iv) are not the subject of any actions or proceedings brought by or on behalf of the Company or any of its Subsidiaries as of the date hereof.

(f)         To the knowledge of the Company, the auditor of the Company and each Subsidiary have at all required times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to the Company within the meaning of Regulation S-X under the Exchange Act; and (iii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.

2.9         No Undisclosed Liabilities. Except as set forth in Schedule 2.9 hereto, the Company (including its Subsidiaries) has no liabilities (absolute, accrued, contingent, or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to Company Financial Statements that are, individually or in the aggregate, material to the business, results of operations, or financial condition of the Company, except: (i) liabilities provided for in or otherwise disclosed in the balance sheet included in the most recent Company Financial Statements or in the notes to the most recent Company Financial Statements, and (ii) such liabilities arising in the ordinary course of the Company’s business since the date of the most recent Company Financial Statement, none of which, individually or in the aggregate, would have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

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2.10         Absence of Certain Changes or Events. Except as contemplated by this Agreement or as set forth in Schedule 2.10 hereto, since the date of the most recent Company Financial Statement, there has not been: (i) any Material Adverse Effect on the Company and its Subsidiaries taken as a whole, (ii) any declaration, setting aside, or payment of any dividend on, or other distribution (in stock or property other than cash) in respect of, any of the Company’s capital stock, or any purchase, redemption, or other acquisition by the Company of any of the Company’s capital stock or any other securities of the Company or any options, warrants, calls, or rights to acquire any such shares or other securities, (iii) any split, combination, or reclassification of any of the Company’s capital stock, (iv) any granting by the Company or any of its Subsidiaries of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by the Company or any of its Subsidiaries of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by the Company or any of its Subsidiaries of any increase in severance or termination pay or any entry by the Company or any of its Subsidiaries into any currently effective employment, severance, termination, or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby, (v) entry by the Company or any of its Subsidiaries into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed by the Company or any of its Subsidiaries with respect to any Governmental Entity, (vi) any material change by the Company or any of its Subsidiaries in its accounting methods, principles, or practices, except as required by concurrent changes in U.S. GAAP, (vii) any change in the auditors of the Company, (vii) any issuance of capital stock of the Company, (viii) any revaluation by the Company or any of its Subsidiaries of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of the Company or any of its Subsidiaries other than in the ordinary course of business, or (ix) any material change to the Company’s or any of its Subsidiaries’ cash management practices and its policies, practices, and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectable accounts, accrual of accounts receivable, prepayment of expenses, payment of accounts payable, accrual of other expenses, deferral of revenue, or acceptance of customer deposits.

2.11         Litigation. There are no claims, suits, actions, or proceedings pending or, to the knowledge of the Company, threatened against the Company or the Subsidiaries before any court, governmental department, commission, agency, instrumentality, or authority, or any arbitrator.

2.12         Employee Benefit Plans.

(a)         Schedule 2.12(a) lists all employee compensation, incentive, fringe, or benefit plans, programs, policies, commitments, or other arrangements (whether or not set forth in a written document) covering any active or former employee, director, or consultant of the Company, any Subsidiary or any trade or business (whether or not incorporated) which will be under common control with the Company as a result of the Pre-Closing Reorganization, with respect to which the Company or any Subsidiary has liability (the “Plans”). The Company has made available to Parent accurate, current, and complete copies of all Plans, summary plan descriptions, summaries of material modifications, summaries of benefits and coverage, employee handbooks, and other communications relating to any Plans. All Plans have been maintained and administered in all material respects in compliance with their respective terms and with the requirements prescribed by any and all statutes, orders, rules, and regulations which are applicable to such Plans, and all liabilities with respect to the Plans have been properly reflected in the Company Financial Statements and other records of the Company or Subsidiary, as applicable. No suit, action, or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought, or, to the knowledge of the Company, is threatened, against or with respect to any Plan. There are no audits, inquiries or proceedings pending or, to the knowledge of the Company, threatened by any governmental agency with respect to any Plan. All contributions, reserves, or premium payments required to be made or accrued as of the date hereof to the Plans have been timely made or accrued. The Company does not have any plan or commitment to establish any new Plan, to modify any Plan (except to the extent required by law or to conform any such Plan to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any new Plan. Except as disclosed in Schedule 2.12(a), each Plan can be amended, terminated, or otherwise discontinued after the Closing in accordance with its terms, without liability to Parent or the Surviving Company (other than ordinary administration expenses and expenses for benefits accrued but not yet paid).

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(b)         Except as disclosed in Schedule 2.12(b) hereto, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus, or otherwise) becoming due to any Shareholder, director, officer, or employee of the Company or any Subsidiary under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

(c)         Each person who is classified by the Company or any of its Subsidiaries as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Plan, except for failures to properly classify such persons which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on the Company and its Subsidiaries as a whole.

2.13         Labor Matters.

(a)         Schedule 2.13(a) contains a list of all Persons who are executive employees, employees receiving annual compensation of $75,000 or more, or independent contractors, or consultants of the Company and its Subsidiaries as of the date hereof, and sets forth the name and title or position for each such Person. There is no material commission, bonus, or other incentive-based compensation, or fringe benefit provided to any such individual. All compensation, including wages, commissions, bonuses, fees, and other compensation, payable to all employees, independent contractors, or consultants for services rendered on or prior to the date hereof has been paid in full in accordance with the Company’s customary payroll practices and there are no outstanding agreements, understandings, or commitments with respect to any compensation, commissions, bonuses, or fees.

(b)         Except as set forth on Schedule 2.13(b), neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its Subsidiaries nor does the Company know of any activities or proceedings of any labor union to organize any such employees. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work, or other similar labor disruption or dispute affecting the Company, the Subsidiaries or any of their respective employees. There are no pending grievance or similar proceedings involving the Company, the Subsidiaries or any of their respective employees subject to a collective bargaining agreement or other labor union contract and there are no continuing obligations of the Company or any Subsidiary pursuant to the resolution of any such proceeding that is no longer pending.

(c)         The Company and each Subsidiary is and has been in compliance with the terms of the collective bargaining agreements and other labor union contracts listed in Schedule 2.13(b), and all applicable laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave, and unemployment insurance, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on the Company and its Subsidiaries as a whole, and is not liable for any arrears of wages or penalties with respect thereto. The Company is in compliance with and has complied with all immigration laws, including Form I-9 requirements and any applicable mandatory EVerify obligations, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on the Company and its Subsidiaries as a whole.

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(d)         Except as set forth on Schedule 2.13(d), each employee and consultant of the Company and the Subsidiaries is terminable “at will” subject to applicable notice periods as set forth by law or in the employment agreement, but in any event not more than ninety (90) days, and there are no agreements or understandings between the Company or a Subsidiary and any of its employees or consultants that their employment or services will be for any particular period. The Company is not aware that any of its officers or key employees, or that any of the officers or key employees of any Subsidiary, intends to terminate his or her employment with the Company or the Subsidiary, as applicable. The Company and each Subsidiary is in compliance in all material respects and, to the Company’s knowledge, each of its employees and consultants is in compliance in all material respects, with the terms of the respective employment and consulting agreements between the Company or the Subsidiary, as applicable, and such individuals. There are not, and there have not been, any material oral or informal arrangements, commitments or promises between the Company or any Subsidiary and any employees or consultants that have not been documented as part of the formal written agreements between any such individuals and the Company or Subsidiary that have been made available to Parent.

(e)         The obligations of the Company and each Subsidiary to provide statutory severance pay to its employees are fully funded or accrued on the most recent Company Financial Statements and the Company has no knowledge of any circumstance that could give rise to any valid claim by a current or former employee for compensation on termination of employment (beyond the statutory severance pay to which employees are entitled). All amounts that the Company and the Subsidiaries are legally or contractually required either (x) to deduct from its employees’ salaries or to transfer to such employees’ pension or provident, life insurance, incapacity insurance, continuing education fund, or other similar funds or (y) to withhold from its employees’ salaries and benefits and to pay to any Governmental Entity as required by applicable Legal Requirements have, in each case, been duly deducted, transferred, withheld, and paid, and the Company or Subsidiary, as applicable, does not have any outstanding obligation to make any such deduction, transfer, withholding, or payment. Except as set forth on Schedule 2.13(e), there are no pending, or to the Company’s knowledge, threatened or reasonably anticipated claims or actions against the Company or any Subsidiary by any employee in connection with such employee’s employment or termination of employment by the Company or Subsidiary.

(f)         No employee or former employee of the Company or any Subsidiary is owed any wages, benefits, or other compensation for past services (other than wages, benefits, and compensation accrued in the ordinary course of business during the current pay period and any accrued benefits for services, which by their terms or under applicable law, are payable in the future, such as accrued vacation, recreation leave, and severance pay).

2.14         Restrictions on Business Activities. Except as disclosed in Schedule 2.14 hereto, there is no agreement, commitment, exclusive license, judgment, injunction, order, or decree binding upon the Company or any Subsidiary, or their assets or to which the Company or any Subsidiary is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or any Subsidiary, any acquisition of property by the Company or any Subsidiary, or the conduct of business by the Company or any Subsidiary.

2.15         Title to Property.

(a)         Neither the Company nor any Subsidiary owns any real property. All real property leased, used, or held for use in connection with the business of the Company and its Subsidiaries (“Real Property”) is shown or reflected on the balance sheet included in the most recent Company Financial Statements or on Schedule 2.15(a) hereto. The applicable Subsidiary has a good and valid leasehold interest in all Real Property used by it in the ordinary course of its business, and the Company has delivered or made available to Parent or Parent’s counsel true, complete, and correct copies of all leases and subleases of Real Property. Except as set forth in Schedule 2.15(a), neither the Company nor any Subsidiary is a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy, or enjoyment of any leased Real Property. Schedule 2.15(a) hereto also contains a list of all options or other contracts under which the Company and each Subsidiary has a right to acquire or the obligation to sell any interest in Real Property.

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(b)         All personal property and other assets leased, owned, used, or held for use in connection with the business of the Company and the Subsidiaries (“Personal Property”) is shown or reflected on a balance sheet included in the most recent Company Financial Statements, other than those entered into or acquired on or after the date of the most recent Company Financial Statements in the ordinary course of business. The Company or its Subsidiary has good and valid title to the Personal Property owned by it, and all such Personal Property is in each case held free and clear of all Liens, except for Liens disclosed in the Company Financial Statements, none of which Liens is reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on such property or on the present or contemplated use of such property in the businesses of the Company.

(c)         Schedule 2.15(c) hereto contains a list of all leases of Real Property and Personal Property held by the Company and the Subsidiaries. All leases pursuant to which the Company or any Subsidiary leases from others material Real Property or Personal Property are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default of the Company or Subsidiary or, to the Company’s knowledge, any other party (or any event which with notice or lapse of time, or both, would constitute a material default), which has not been waived, except where the lack of such validity and effectiveness or the existence of such default or event of default could not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. The use and operation of Real Property and Personal Property in the conduct of the Company’s business do not violate in any material respect any law, covenant, condition, restriction, easement, license, permit, or agreement.

(d)         The Company or a Subsidiary is in possession of, or has valid and effective rights to, all properties, assets, and rights (including Intellectual Property) required, in all material respects for the effective conduct of its business, as it is currently operated and expected to be operated in the future, in the ordinary course.

2.16         Condition and Sufficiency of Assets. The buildings, structures, furniture, fixtures, machinery, equipment, vehicles, and other items of tangible Personal Property of the Company and each of its Subsidiaries are structurally sound, in good operating condition and repair, are adequate to the uses to which they are being put, and are sufficient for the continued conduct of the business of the Company and its Subsidiaries after the Closing in substantially the same manner as conducted prior to the Closing.

2.17         Intellectual Property.

(a)         Schedule 2.17(a) hereto contains a description of all Intellectual Property of the Company and the Subsidiaries. The Company and each of the Subsidiaries owns or has enforceable rights to use all Intellectual Property necessary or required for the conduct of its business as presently conducted or as presently contemplated to be conducted. Except as disclosed in Schedule 2.17(a) hereto, no Intellectual Property that is owned by, or licensed to, the Company or a Subsidiary, including software and software programs developed by or exclusively licensed to the Company or any Subsidiary (specifically excluding any off the shelf or shrink-wrap software) or any current version of products or service offerings of the Company or any Subsidiary is subject to any material proceeding or outstanding decree, order, judgment, contract, license, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by the Company or any Subsidiary, or which may affect the validity, use, or enforceability of such Intellectual Property, which in any such case could reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

(b)         Except as disclosed in Schedule 2.17(b) hereto, the Company or a Subsidiary owns and has good and exclusive title to each material item of Intellectual Property owned by it free and clear of any Liens (excluding non-exclusive licenses and related restrictions granted by it in the ordinary course of business), and neither the Company nor any Subsidiary has entered into any agreement, and has no current plans, to sell, transfer, dispose of, or enter into an exclusive license with respect to any material item of Intellectual Property. The Company or a Subsidiary is the exclusive owner of all material Patents and registered Trademarks and Copyrights used in connection with the operation or conduct of the business of the Company and its Subsidiaries including the sale of any products or the provision of any services by the Company and its Subsidiaries.

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(c)         The Company and each of the Subsidiaries have complied with the duty of candor and good faith in dealing with the U.S. Patent and Trademark Office and any similar duties in dealing with any foreign intellectual property office. To the Company’s knowledge, there are no material defects in the preparation and filing of any of the Company’s or its Subsidiaries’ owned or licensed Patents, Trademarks, and Copyrights.

(d)         The operation of the business of the Company and its Subsidiaries as such business currently is conducted, including the Company’s or Subsidiaries’ use of any product, device, or process, has not and does not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction and neither the Company nor its Subsidiaries has received any claims, notices, or threats from third parties alleging any such infringement, misappropriation, conflict, or violation of such third party’s Intellectual Property rights, or unfair competition or trade practices with respect thereof, and the Company is unaware of any facts which would form a reasonable basis for any such claim.

(e)         To the Company’s knowledge, no employee of the Company or the Subsidiaries is in or has ever been in violation in any material respect of any term of any employment contract, Patent disclosure agreement, invention assignment agreement, non-competition agreement, non-solicitation agreement, nondisclosure agreement, or any other restrictive covenant to or with a former employer where the basis of such violation relates to such employee’s employment with the Company or a Subsidiary, or actions undertaken by the employee while employed with the Company or a Subsidiary, and could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

(f)         The Company and the Subsidiaries have taken reasonable steps necessary to secure interests in the Intellectual Property developed by their employees, consultants, agents, and contractors in the course of their service to the Company or Subsidiary, as applicable, including the execution of valid assignment and nondisclosure agreements for the benefit of the Company or its Subsidiaries by such employees, consultants, agents, and contractors under which they have assigned to the Company or its Subsidiaries all of their right, title, and interest in and to any Intellectual Property rights developed by them in the course of their service to the Company or its Subsidiaries and used in or related to the business of the Company or its Subsidiaries.

2.18         Taxes. Except as set forth in Schedule 2.18 hereto:

(a)         The Company and the Subsidiaries have timely filed all federal, state, local, and foreign returns, estimates, information statements, and reports relating to Taxes (“Returns”) required to be filed by the Company and the Subsidiaries with any Tax authority prior to the date hereof, except such Returns that are not material to the Company. All such Returns are true, correct, and complete in all material respects. The Company has paid all Taxes shown to be due and payable on such Returns.

(b)         All Taxes that the Company or the Subsidiaries are required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper Governmental Entity to the extent due and payable.

(c)         Neither the Company nor any Subsidiary has been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed, or assessed against the Company or any Subsidiary, nor has the Company or any Subsidiary executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(d)         No audit or other examination of any Return of the Company or any Subsidiary by any Tax authority is presently in progress, nor has the Company or any Subsidiary been notified in writing of any request for such an audit or other examination.

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(e)         No adjustment relating to any Returns filed by the Company or any Subsidiary has been proposed in writing, formally or informally, by any Tax authority to the Company or any Subsidiary or any representative thereof.

(f)         Neither the Company nor any Subsidiary has any liability for any unpaid Taxes which have not been accrued for or reserved on the balance sheets included in the Company Financial Statements, whether asserted or unasserted, contingent or otherwise, other than any material liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of the Company in the ordinary course of business.

(g)         The Company is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period.

(h)         There is no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits, or similar items of the Company or any Subsidiary under Sections 269, 382, 383, 384, or 1502 of the Code.

(i)         Schedule 2.18(i) sets forth all foreign jurisdictions in which the Company or the Subsidiaries is subject to Tax. Neither the Company nor any Subsidiary has entered into a gain recognition agreement pursuant to Treasury Regulations 1.367(a)-8. Neither the Company nor any Subsidiary has transferred an intangible, the transfer of which would be subject to Section 367(d) of the Code.

2.19         Environmental Matters.

(a)         Except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on the Company and the Subsidiaries as a whole: (i) the Company and Subsidiaries have complied with all applicable Environmental Laws; (ii) the properties currently operated or being constructed by the Company and the Subsidiaries (including soils, groundwater, surface water, air, buildings, or other structures) are not contaminated with any Hazardous Substances; (iii) the properties formerly owned, operated, or constructed by the Company and the Subsidiaries were not contaminated with Hazardous Substances during the period of ownership, operation, or construction by the Company or the Subsidiaries or, to the Company’s knowledge, during any prior period; (iv) neither the Company nor any Subsidiary is subject to liability for any Hazardous Substance disposal or contamination on any third party or public property (whether above, on, or below ground or in the atmosphere or water); (v) neither the Company nor any Subsidiary has been associated with any release or threat of release of any Hazardous Substance; (vi) neither the Company nor any Subsidiary has received any written notice, demand, letter, claim, or request for information alleging that the Company or any Subsidiary may be in violation of or liable under any Environmental Law; and (vii) neither the Company nor any Subsidiary is subject to any orders, decrees, injunctions, or other arrangements with any Governmental Entity or subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances.

(b)         There are no environmental studies and investigations completed or in process with respect to the Company and/or the Subsidiaries or their respective properties, assets, or operations, including all phase reports, that are known to the Company. All such written reports and material documentation relating to any such study or investigation have been heretofore provided or made available by the Company to Parent or its counsel.

2.20         Brokers; Third Party Expenses. Except as set forth in Schedule 2.20 hereto, neither the Company nor any Subsidiary has incurred, nor will it incur, directly or indirectly, any liability for brokerage, finders’ fees, agent’s commissions, or any similar charges in connection with this Agreement or any transactions contemplated hereby. Notwithstanding the foregoing, in no event will Parent be required to issue unrestricted shares of Parent Common Stock to any Person in connection with this Agreement or any transactions contemplated hereby.

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2.21         Agreements, Contracts, and Commitments.

(a)         Schedule 2.21(a) hereto sets forth a complete and accurate list of all Material Company Contracts, specifying the parties thereto. For purposes of this Agreement, the term “Company Contracts” means all contracts, agreements, leases, mortgages, indentures, notes, bonds, licenses, permits, franchises, purchase orders, sales orders, and other understandings, commitments and obligations (including, without limitation, outstanding offers and proposals) of any kind, whether written or oral, to which the Company or any Subsidiary is a party or by or to which any of their properties or assets may be bound, subject or affected (including without limitation notes or other instruments payable to the Company); the term “Material Company Contracts” means (i) each Company Contract (A) providing for payments (present or future) to the Company or any Subsidiary in excess of $250,000 in the aggregate or (B) under or in respect of which the Company or any Subsidiary presently has any liability or obligation of any nature whatsoever (absolute, contingent or otherwise) in excess of $250,000, (ii) each Company Contract that otherwise is or may be material to the businesses, operations, assets, condition (financial or otherwise), or prospects of the Company or any Subsidiary, and (iii) the limitations of subclauses (i) and (ii) notwithstanding, each of the following Company Contracts:

(1)         any mortgage, indenture, note, installment obligation, or other instrument, agreement, or arrangement for or relating to any borrowing of money by or from the Company or any Subsidiary and by or to any officer, director, employee, Shareholder, or holder of derivative securities of the Company or any Subsidiary (“Insider”);

(2)         any mortgage, indenture, note, installment obligation, or other instrument, agreement, or arrangement for or relating to any borrowing of money from an Insider by the Company;

(3)         any guaranty, direct or indirect, by the Company, a Subsidiary, or any Insider of the Company of any obligation for borrowings or otherwise, excluding endorsements made for collection in the ordinary course of business;

(4)         any Company Contract of employment or management;

(5)         any Company Contract made other than in the ordinary course of business or (x) providing for the grant of any preferential rights to purchase or lease any asset of the Company or any Subsidiary or (y) providing for any right (exclusive or non-exclusive) to sell or distribute, or otherwise relating to the sale or distribution of, any product or service of the Company or any Subsidiary;

(6)         any obligation to register any shares of the capital stock or other securities of the Company with any Governmental Entity;

(7)         any obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, assets, or stock of other Persons;

(8)         any obligation to make payments or capital contributions, contingent or otherwise, to any Affiliate;

(9)         any collective bargaining agreement with any labor union;

(10)         any lease or similar arrangement for the use by the Company or any Subsidiary of real property or Personal Property where the annual lease payments are greater than $100,000 (other than any lease of vehicles, office equipment, or operating equipment made in the ordinary course of business);

(11)         any Company Contract granting or purporting to grant, or otherwise in any way relating to, any mineral rights or any other interest (including, without limitation, a leasehold interest) in real property;

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(12)         any Company Contract to which any Insider, or any entity owned or controlled by an Insider, is a party; and

(13)         any offer or proposal which, if accepted, would constitute any of the foregoing.

(b)         Each Material Company Contract was entered into at arms’ length and in the ordinary course, is in full force and effect and is valid and binding upon and enforceable against each of the parties thereto, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. To the Company’s knowledge, no other party to a Material Company Contract is the subject of a bankruptcy or insolvency proceeding. True, correct, and complete copies of all Material Company Contracts and all offers and proposals that, if accepted, would constitute Material Company Contracts (or written summaries in the case of oral Material Company Contracts or offers or proposals) have been heretofore delivered to Parent or Parent’s counsel.

(c)         Except as set forth in Schedule 2.21(c), neither the Company nor Subsidiary party thereto, nor to the Company’s knowledge, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Company Contract, and no party to any Company Contract has given any written notice of any claim of any such breach, default, or event, which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on the Company. Each Material Company Contract that has not expired by its terms in full force and effect.

2.22         Insurance. Schedule 2.22 sets forth the Company’s and Subsidiaries’ insurance policies, financial arrangements with respect to the payment of premiums under insurance policies, and fidelity and surety bonds covering the assets, business, equipment, properties, operations, employees, officers, and directors (collectively, the “Insurance Policies”). To the Company’s knowledge, the coverages provided by such Insurance Policies are of the type and in the amounts customarily carried by persons conducting a business similar to the Company’s or Subsidiary’s business, as applicable, and are adequate in amount and scope for the Company’s or Subsidiary’s business and operations, including any insurance required to be maintained by Company Contracts. Neither the Company nor any of its Subsidiaries has received any written notice of cancellation of, or premium increase with respect to, or alteration of coverage under, any such Insurance Policies. Except as set forth in Schedule 2.22, there are no claims related to the business of the Company or any Subsidiary pending under any such Insurance Policies as to which coverage has been questioned, denied, or disputed or in respect of which there is an outstanding reservation of rights.

2.23         Governmental Actions/Filings.

(a)         Except as set forth in Schedule 2.23(a), the Company and its Subsidiaries have been granted and hold, and have made, all Governmental Actions/Filings (including, without limitation, Governmental Actions/Filings required for emission or discharge of effluents and pollutants into the air and the water) necessary to the conduct by the Company and the Subsidiaries of its business (as presently conducted) or used or held for use by the Company and the Subsidiaries, and true, complete, and correct copies of which have heretofore been delivered to Parent. Each such Governmental Action/Filing is in full force and effect and, except as disclosed in Schedule 2.23(a) hereto, will not expire prior to December 31, 2018 and the Company and the Subsidiaries are in substantial compliance with all of their respective obligations with respect thereto. No event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, and consummation of the transactions contemplated by this Agreement or any ancillary documents will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any such Governmental Actions/Filings except such events which, either individually or in the aggregate, would not have a Material Adverse Effect upon the Company.

(b)         Except as set forth in Schedule 2.23(b), no Governmental Action/Filing is necessary to be obtained, secured, or made by the Company to enable the Surviving Company to continue to conduct the Company’s businesses and operations and use its properties after the Closing in a manner which is consistent with current practice.

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2.24         Interested Party Transactions. Except as set forth in the Schedule 2.20 hereto, no employee, officer, director, or Shareholder of the Company or the Subsidiaries or, to the Company’s knowledge any member of his or her immediate family, is indebted to the Company or any Subsidiary, nor is the Company or any Subsidiary indebted (or committed to make loans or extend or guarantee credit) to any of such Persons, other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Company, and (iii) for other employee benefits made generally available to all employees. Except as set forth in Schedule 2.24, to the Company’s knowledge, no executive or management employee, officer, director, or Shareholder of the Company or the Subsidiaries or, to the Company’s knowledge any member of his or her immediate family, has any direct or indirect ownership interest in any Person with whom the Company is affiliated or with whom the Company has a contractual relationship, or in any Person that competes with the Company or its Subsidiaries, except that each Insider and members of their respective immediate families may own less than 5% of the outstanding stock in publicly traded companies that may compete with the Company or its Subsidiaries. Except as set forth in Schedule 2.24, to the knowledge of the Company, no Insider or any member of an Insider’s immediate family is, directly or indirectly, interested in any Material Company Contract with the Company (other than such contracts as relate to any such Person’s ownership of capital stock or other securities of the Company or such Person’s employment with the Company).

2.25         Board Approval. The Board of Directors of the Company (including any required committee or subgroup thereof) has, as of the date of this Agreement, duly approved this Agreement and the transactions contemplated hereby.

2.26         Interim Financing. The Company and Ourgame have consummated the Interim Financing as of the date hereof and have received the full $10,000,000 from such financing.

2.27         No Additional Representations and Warranties. Except as provided in this Article II, Section 1.10(b), Section 6.1(c) and Section 6.6(a), neither the Company, any Subsidiary, any of their respective Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Parent or Merger Sub or their Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to Parent or Merger Sub or their Affiliates.

2.28         Survival of Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall survive the Closing as set forth in Section 8.4(a).

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING NOBLE

Subject to the exceptions set forth in Schedule 3 attached hereto (the “Noble Schedule”), Noble hereby represents and warrants to, and covenants with, Parent and Merger Sub as follows (as used in this Article III, and elsewhere in this Agreement, the term “Noble” includes Noble’s Subsidiaries, unless the context clearly indicates otherwise):

3.1         Organization and Qualification.

(a)         Noble is an entity duly formed, validly existing and in good standing under the laws of the British Virgin Islands and has the requisite corporate power and authority to own, lease, and operate its assets and properties and to carry on its business as it is now being or currently planned by Noble to be conducted. Noble is in possession of all Governmental Actions/Filings necessary to own, lease, and operate the properties it purports to own, operate, or lease and to carry on its business as it is now being or currently planned by Noble to be conducted, except where the failure to have such Governmental Actions/Filings could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Noble. Complete and correct copies of the Charter Documents of Noble, as amended and currently in effect, have been heretofore delivered or made available to Parent or Parent’s counsel. Noble is not in violation of any of the provisions of Noble’s Charter Documents.

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(b)         Noble is duly qualified or licensed to do business as a foreign company and is in good standing in each jurisdiction where the character of the properties owned, leased, or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Noble. Each jurisdiction in which Noble is so qualified or licensed is listed in Schedule 2.1(b).

(c)         Noble’s minute books contain true, complete, and accurate records of all meetings and consents in lieu of meetings of its board of directors (and any committees thereof), similar governing bodies, and shareholders, and copies of Noble’s minute books have been heretofore delivered or made available to Parent or Parent’s counsel.

3.2         Subsidiaries.

(a)         Except as set forth in Schedule 3.2(a), Noble owns all of the outstanding equity securities of the its Subsidiaries, free and clear of all Liens. Except for the Subsidiaries, neither Noble nor its Subsidiaries owns, directly or indirectly, any ownership, equity, profits, or voting interest in any Person or has any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written, oral, or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment, or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

(b)         Each Subsidiary that is a corporation is duly incorporated, validly existing, and in good standing under the laws of its state of incorporation (as listed in Schedule 3.2(b)) and has the requisite corporate power and authority to own, lease, and operate its assets and properties and to carry on its business as it is now being or currently planned by Noble to be conducted. Each Subsidiary that is a limited liability company is duly organized or formed, validly existing, and in good standing under the laws of its state of organization or formation (as listed in Schedule 3.2(b)) and has the requisite power and authority to own, lease, and operate its assets and properties and to carry on its business as it is now being or currently planned by Noble to be conducted. Each Subsidiary is in possession of all Governmental Actions/Filings necessary to own, lease, and operate the properties it purports to own, operate, or lease and to carry on its business as it is now being or currently planned to be conducted, except where the failure to have such Governmental Actions/Filings could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Subsidiary. Complete and correct copies of the Charter Documents of each Subsidiary, as amended and currently in effect, have been heretofore delivered or made available to Parent or Parent’s counsel. No Subsidiary is in violation of any of the provisions of its Charter Documents.

(c)         Each Subsidiary is duly qualified or licensed to do business as a foreign corporation or foreign limited liability company and is in good standing in each jurisdiction where the character of the properties owned, leased, or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Noble or such Subsidiary. Each jurisdiction in which each Subsidiary is so qualified or licensed is listed in Schedule 3.2(c).

(d)         The minute books of each Subsidiary contain true, complete, and accurate records of all meetings and consents in lieu of meetings of its board of directors (and any committees thereof), similar governing bodies, and shareholders, and copies of the minute books of each Subsidiary have been heretofore delivered or made available to Parent or Parent’s counsel.

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3.3         Capitalization.

(a)         As of the date of this Agreement, the authorized capital stock of Noble consists of 100 Noble Ordinary Shares, all of which shares are validly issued, fully paid, and nonassessable. Other than the Noble Ordinary Shares, Noble has no class or series of securities or ownership interests authorized by its Charter Documents. Schedule 3.3(a) hereto contains a list of all Noble Ordinary Shares owned by each Person, and each Person’s residence address.

(b)         Except as set forth in Schedule 3.3(b): (i) no Noble Ordinary Shares are reserved for issuance upon the exercise of outstanding options to purchase Noble Ordinary Shares granted to employees of Noble, its Subsidiaries, or other parties (“Noble Options”) and there are no outstanding Noble Options; (ii) no Noble Ordinary Shares are reserved for issuance upon the exercise of outstanding warrants or other rights to purchase Noble Ordinary Shares, and there are no outstanding warrants or other rights; and (iii) no Noble Ordinary Shares are reserved for issuance upon the conversion of preferred shares or any outstanding convertible notes, debentures, or securities, and no preferred shares, convertible notes, debentures, or securities are outstanding. All Noble Ordinary Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, and nonassessable. All outstanding Noble Ordinary Shares and Noble Options have been issued and granted in compliance with (x) all applicable securities laws and (in all material respects) other applicable laws and regulations, and (y) all requirements set forth in any applicable Noble Contracts. No Noble Options are outstanding.

(c)         Except as set forth in Schedule 3.3(c) hereto or as set forth in Sections 3.3(a) and 3.3(b) hereof, there are no subscriptions, options, warrants, equity securities, partnership interests, or similar ownership interests, calls, rights (including preemptive rights), commitments, or agreements of any character to which Noble is a party or by which it is bound obligating Noble to issue, deliver, or sell, or cause to be issued, delivered, or sold, or repurchase, redeem, or otherwise acquire, or cause the repurchase, redemption, or acquisition of, any ownership interests of Noble or obligating Noble to grant, extend, accelerate the vesting of, or enter into any such subscription, option, warrant, equity security, call, right, commitment, or agreement.

(d)         Except as set forth in Schedule 3.3(d) or as contemplated by this Agreement, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan, or other agreements or understandings to which Noble is a party or by which Noble is bound with respect to any ownership interests of Noble.

(e)         Except as provided for in this Agreement or as set forth in Schedule 3.3(e), as a result of the consummation of the transactions contemplated hereby, no shares of capital stock, warrants, options, or other securities of the Parent are issuable and no rights in connection with any shares, warrants, options, or other securities of the Parent accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility, or otherwise).

(f)         No outstanding ownership interest of Noble is unvested or subjected to a repurchase option, risk of forfeiture, or other condition under any applicable agreement with Noble.

3.4         Authority Relative to this Agreement. Noble has full corporate power and authority to: (i) execute, deliver, and perform this Agreement and each ancillary document that Noble has executed or delivered or is to execute or deliver pursuant to this Agreement, and (ii) subject to the Ourgame Stockholder Approval, carry out Noble’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby (including the Redomestication Merger). The execution and delivery of this Agreement by Noble and, upon receipt of the Ourgame Stockholder Approval, the consummation by Noble of the transactions contemplated hereby (including the Redomestication Merger) will have been duly and validly authorized by all necessary corporate action on the part of Noble (including the approval by its board of directors and shareholders as required by the Corporate Law), and no other corporate proceedings on the part of Noble are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Noble and, assuming the due authorization, execution, and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of Noble, enforceable against Noble in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

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3.5         No Conflict; Required Filings and Consents. Except as set forth in Schedule 3.5 hereto:

(a)         The execution and delivery of this Agreement by Noble do not, and upon receipt of the Ourgame Stockholder Approval, the performance of this Agreement by Noble shall not, (i) conflict with or violate Noble’s Charter Documents, (ii) conflict with or violate any Legal Requirements, (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair Noble’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration, or cancellation of, or result in the creation of a Lien or encumbrance on any of the properties or assets of Noble pursuant to, any Noble Contracts, or (iv) result in the triggering, acceleration, or increase of any payment to any Person pursuant to any Noble Contract, including any “change in control” or similar provision of any Noble Contract, except, with respect to clauses (ii), (iii) or (iv), for any such conflicts, violations, breaches, defaults, triggerings, accelerations, increases, or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on Noble or its Subsidiaries taken as a whole.

(b)         The execution and delivery of this Agreement by Noble does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization, or permit of, or filing with or notification to, any Governmental Entity or other third party (including, without limitation, lenders, lessors, and licensors), except (i) for the filing of the Redomestication Certificate of Merger in accordance with the Corporate Law, (ii) for applicable requirements, if any, of the Securities Act, the Exchange Act, or Blue Sky Laws, and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which Noble is licensed or qualified to do business, (iii) for the filing of any notifications required under the HSR Act, and the expiration of the required waiting period thereunder, (iv) the consents, approvals, authorizations, and permits described in Schedule 3.5(b), all of which have been obtained and are in full force and effect, (v) the Ourgame Stockholder Approval, and (vi) where the failure to obtain such consents, approvals, authorizations, or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Noble and its Subsidiaries taken as a whole, or, after the Closing, the Parent, or prevent consummation of the Mergers or otherwise prevent the parties hereto from performing their obligations under this Agreement.

3.6         Compliance. Noble has complied with and is not in violation of any Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on Noble. The businesses and activities of Noble have not been and are not being conducted in violation of any Legal Requirements, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on Noble. Noble is not in default or violation of any term, condition, or provision of any applicable Charter Documents. Except as set forth in Schedule 3.6, no written notice of non-compliance with any Legal Requirements has been received by Noble (and Noble has no knowledge of any such notice delivered to any other Person). Noble is not in violation of any term of any Noble Contract, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on Noble and its Subsidiaries as a whole.

3.7         Permits. Noble is in possession of all Permits necessary to own, lease, and operate the properties it purports to own, operate, or lease and to carry on its business as it is now being or currently planned by Noble to be conducted, except where the failure to have such Permits could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Noble. Schedule 3.7 lists all current Permits issued to Noble, including their respective dates of issuance and expiration. No event has occurred or is currently expected to occur that, with or without notice or the issuance of time or both, would reasonably be expected to result in the revocation, suspension, lapse, or limitation of any Permits.

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3.8         Financial Statements.

(a)         Attached to Schedule 3.8(a) are true and complete copies of the draft consolidated financial statements consisting of the consolidated balance sheet and the related statements of income and retained earnings, stockholders’ equity, and cash flow of WPT Enterprises, Inc. for the fiscal years ended December 31, 2017 and 2016, and for the nine-month period ended September 30, 2018 (including, in each case, the notes and schedules thereto, the “Noble Financial Statements,” and together with the Company Financial Statements, the “Draft Financial Statements”). The Noble Financial Statements fairly present in all material respects the financial position of Noble and its Subsidiaries at the date thereof and the results of their operations and cash flows for the period indicated, subject to the absence of footnotes and, with respect to the Company Financial Statements for the nine months ended September 30, 2018, year-end adjustments and those items set forth on Schedule 3.8.

(b)         Effective on and after the date on which Parent files the preliminary Proxy Statement: (i) Noble has established and maintained a system of internal controls, and (ii) to Noble’s knowledge, such internal controls are sufficient to provide reasonable assurance regarding the reliability of Noble’s financial reporting and the preparation of the Noble Financial Statements for external purposes in accordance with U.S. GAAP.

(c)         There are no outstanding loans or other extensions of credit made by Noble to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Noble. Noble has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(d)         The books of account, minute books, and transfer ledgers and other similar books and records of Noble and its Subsidiaries are complete and correct in all material respects, and there have been no material transactions that are required to be set forth therein and which have not been so set forth.

(e)         Except as otherwise noted in the Noble Financial Statements, the accounts and notes receivable of Noble and its Subsidiaries reflected in the Noble Financial Statements: (i) arose from bona fide sales transactions in the ordinary course of business and are payable on ordinary trade terms, (ii) are legal, valid, and binding obligations of the respective debtors enforceable in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting creditors’ rights generally, and by general equitable principles, (iii) are not subject to any valid set-off or counterclaim to which Noble has been notified in writing as of the date hereof except to the extent set forth in such balance sheet contained therein, and (iv) are not the subject of any actions or proceedings brought by or on behalf of Noble or any of its Subsidiaries as of the date hereof.

(f)         To the knowledge of Noble, the auditor of Noble and each of its Subsidiary have at all required times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to Noble within the meaning of Regulation S-X under the Exchange Act; and (iii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.

3.9         No Undisclosed Liabilities. Except as set forth in Schedule 3.9 hereto, Noble (including its Subsidiaries) has no liabilities (absolute, accrued, contingent, or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to Noble Financial Statements that are, individually or in the aggregate, material to the business, results of operations, or financial condition of Noble, except: (i) liabilities provided for in or otherwise disclosed in the balance sheet included in the most recent Noble Financial Statements or in the notes to the most recent Noble Financial Statements, and (ii) such liabilities arising in the ordinary course of Noble’s business since the date of the most recent Noble Financial Statement, none of which, individually or in the aggregate, would have a Material Adverse Effect on Noble and its Subsidiaries taken as a whole.

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3.10         Absence of Certain Changes or Events. Except as contemplated by this Agreement or as set forth in Schedule 3.10 hereto, since the date of the most recent Noble Financial Statement, there has not been: (i) any Material Adverse Effect on Noble, (ii) any declaration, setting aside, or payment of any dividend on, or other distribution (in stock or property other than cash) in respect of, any of Noble’s capital stock, or any purchase, redemption, or other acquisition by Noble of any of Noble’s capital stock or any other securities of Noble or any options, warrants, calls, or rights to acquire any such shares or other securities, (iii) any split, combination, or reclassification of any of Noble’s capital stock, (iv) any granting by Noble of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by Noble of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by Noble of any increase in severance or termination pay or any entry by Noble into any currently effective employment, severance, termination, or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Noble of the nature contemplated hereby, (v) entry by Noble into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed by Noble with respect to any Governmental Entity, (vi) any material change by Noble in its accounting methods, principles, or practices, except as required by concurrent changes in U.S. GAAP, (vii) any change in the auditors of Noble, (vii) any issuance of capital stock of Noble, (viii) any revaluation by Noble of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of Noble other than in the ordinary course of business, or (ix) any material change to Noble’s cash management practices and its policies, practices, and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectable accounts, accrual of accounts receivable, prepayment of expenses, payment of accounts payable, accrual of other expenses, deferral of revenue, or acceptance of customer deposits.

3.11         Litigation. Except as disclosed in Schedule 3.11 hereto, there are no claims, suits, actions, or proceedings pending or, to the knowledge of Noble, threatened against Noble or its Subsidiaries before any court, governmental department, commission, agency, instrumentality, or authority, or any arbitrator.

3.12         Employee Benefit Plans.

(a)         Schedule 3.12(a) lists all employee compensation, incentive, fringe, or benefit plans, programs, policies, commitments, or other arrangements (whether or not set forth in a written document) covering any active or former employee, director, or consultant of Noble, or any trade or business (whether or not incorporated) which is common control with Noble, with respect to which Noble or any Subsidiary has liability (the “Noble Plans”). Noble has made available to Parent accurate, current, and complete copies of all Noble Plans, summary plan descriptions, summaries of material modifications, summaries of benefits and coverage, employee handbooks, and other communications relating to any Plans. All Noble Plans have been maintained and administered in all material respects in compliance with their respective terms and with the requirements prescribed by any and all statutes, orders, rules, and regulations which are applicable to such Noble Plans, and all liabilities with respect to the Noble Plans have been properly reflected in the Noble Financial Statements and other records of Noble or its Subsidiaries, as applicable. No suit, action, or other litigation (excluding claims for benefits incurred in the ordinary course of Noble Plan activities) has been brought, or, to the knowledge of Noble, is threatened, against or with respect to any Noble Plan. There are no audits, inquiries or proceedings pending or, to the knowledge of Noble, threatened by any governmental agency with respect to any Noble Plan. All contributions, reserves, or premium payments required to be made or accrued as of the date hereof to the Noble Plans have been timely made or accrued. Noble does not have any plan or commitment to establish any new Noble Plan, to modify any Noble Plan (except to the extent required by law or to conform any such Noble Plan to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any new Noble Plan. Except as disclosed in Schedule 3.12(a), each Noble Plan can be amended, terminated, or otherwise discontinued after the Closing in accordance with its terms, without liability to Parent or the Company (other than ordinary administration expenses and expenses for benefits accrued but not yet paid).

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(b)         Except as disclosed in Schedule 3.12(b) hereto, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus, or otherwise) becoming due to any shareholder, director, officer, or employee of Noble under any Noble Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Noble Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

(c)         Each person who is classified by Noble as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Noble Plan, except for failures to properly classify such persons which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on Noble and its Subsidiaries as a whole.

3.13         Labor Matters.

(a)         Schedule 3.13(a) contains a list of all persons who are executive employees of, or independent contractors or consultants that have been paid over $250,000, of Noble and its Subsidiaries as of the date hereof, and sets forth the name and title or position for each such Person. Except as set forth on Schedule 3.13(a), there is no material commission, bonus, or other incentive-based compensation, or fringe benefit provided to any such individual. All compensation, including wages, commissions, bonuses, fees, and other compensation, payable to all employees, independent contractors, or consultants for services rendered on or prior to the date hereof has been paid in full in accordance with Noble’s customary payroll practices and there are no outstanding agreements, understandings, or commitments with respect to any compensation, commissions, bonuses, or fees.

(b)         Except as set forth on Schedule 3.13(b), neither Noble nor any of its Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Noble or its Subsidiaries nor does Noble know of any activities or proceedings of any labor union to organize any such employees. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work, or other similar labor disruption or dispute affecting Noble, its Subsidiaries, or any of their respective employees. There are no pending grievance or similar proceedings involving Noble, its Subsidiaries, or any of their respective employees subject to a collective bargaining agreement or other labor union contract and there are no continuing obligations of Noble or any Subsidiary pursuant to the resolution of any such proceeding that is no longer pending.

(c)         Noble and each Subsidiary is and has been in compliance with the terms of the collective bargaining agreements and other labor union contracts listed in Schedule 3.13(b), and all applicable laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave, and unemployment insurance, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on Noble and its Subsidiaries as a whole, and is not liable for any arrears of wages or penalties with respect thereto. Noble is in compliance with and has complied with all immigration laws, including Form I-9 requirements and any applicable mandatory EVerify obligations, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on Noble and its Subsidiaries as a whole.

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(d)         Except as set forth on Schedule 3.13(d), each employee and consultant of Noble is terminable “at will” subject to applicable notice periods as set forth by law or in the employment agreement, but in any event not more than ninety (90) days, and there are no agreements or understandings between Noble and any of its employees or consultants that their employment or services will be for any particular period. Noble is not aware that any of its officers or key employees intends to terminate his or her employment with Noble. Noble is in compliance in all material respects and, to Noble’s knowledge, each of its employees and consultants is in compliance in all material respects, with the terms of the respective employment and consulting agreements between Noble and such individuals. There are not, and there have not been, any material oral or informal arrangements, commitments or promises between Noble and any employees or consultants of Noble that have not been documented as part of the formal written agreements between any such individuals and Noble that have been made available to Parent.

(e)         Noble’s obligations to provide statutory severance pay to its employees are fully funded or accrued on the most recent Noble Financial Statements and Noble has no knowledge of any circumstance that could give rise to any valid claim by a current or former employee for compensation on termination of employment (beyond the statutory severance pay to which employees are entitled). All amounts that Noble is legally or contractually required either (x) to deduct from its employees’ salaries or to transfer to such employees’ pension or provident, life insurance, incapacity insurance, continuing education fund, or other similar funds or (y) to withhold from its employees’ salaries and benefits and to pay to any Governmental Entity as required by applicable Legal Requirements have, in each case, been duly deducted, transferred, withheld, and paid, and Noble does not have any outstanding obligation to make any such deduction, transfer, withholding, or payment. Except as set forth on Schedule 3.13(e), there are no pending, or to Noble’s knowledge, threatened or reasonably anticipated claims or actions against Noble by any employee in connection with such employee’s employment or termination of employment by Noble.

(f)         No employee or former employee of Noble is owed any wages, benefits, or other compensation for past services (other than wages, benefits, and compensation accrued in the ordinary course of business during the current pay period and any accrued benefits for services, which by their terms or under applicable law, are payable in the future, such as accrued vacation, recreation leave, and severance pay).

3.14         Restrictions on Business Activities. Except as disclosed in Schedule 3.14 hereto, there is no agreement, commitment, exclusive license, judgment, injunction, order, or decree binding upon Noble or any Subsidiary, or their assets or to which Noble or any Subsidiary is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Noble or any Subsidiary, any acquisition of property by Noble or any Subsidiary, or the conduct of business by Noble or any Subsidiary.

3.15         Title to Property.

(a)         Neither Noble nor any Subsidiary owns any Real Property. All Real Property leased, used, or held for use in connection with the business of Noble and its Subsidiaries is shown or reflected on the balance sheet included in the most recent Noble Financial Statements or on Schedule 3.15(a) hereto. Noble and each Subsidiary has a good and valid leasehold interest in all Real Property used by it in the ordinary course of its business, and Noble has delivered or made available to Parent or Parent’s counsel true, complete, and correct copies of all leases and subleases of Real Property. Neither Noble nor any Subsidiary is a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy, or enjoyment of any leased Real Property. Schedule 3.15(a) hereto also contains a list of all options or other contracts under which Noble and each Subsidiary has a right to acquire or the obligation to sell any interest in Real Property.

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(b)         All Personal Property and other assets leased, owned, used, or held for use in connection with the business of Noble and its Subsidiaries is shown or reflected on a balance sheet included in the most recent Noble Financial Statements, other than those entered into or acquired on or after the date of the most recent Noble Financial Statements in the ordinary course of business. Each of Noble and its Subsidiaries have good and valid title to the Personal Property owned by it, and all such Personal Property is in each case held free and clear of all Liens, except for Liens disclosed in the Noble Financial Statements or in Schedule 3.15(b) hereto, none of which Liens is reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on such property or on the present or contemplated use of such property in the businesses of Noble.

(c)         Schedule 3.15(c) hereto contains a list of all leases of Real Property and Personal Property held by Noble and its Subsidiaries. All leases pursuant to which Noble or any Subsidiary leases from others material Real Property or Personal Property are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default of Noble or a Subsidiary or, to Noble’s knowledge, any other party (or any event which with notice or lapse of time, or both, would constitute a material default), which has not been waived, except where the lack of such validity and effectiveness or the existence of such default or event of default could not reasonably be expected to have a Material Adverse Effect on Noble. The use and operation of Real Property and Personal Property in the conduct of Noble’s business do not violate in any material respect any law, covenant, condition, restriction, easement, license, permit, or agreement.

(d)         Noble is in possession of, or has valid and effective rights to, all properties, assets, and rights (including Intellectual Property) required, in all material respects for the effective conduct of its business, as it is currently operated and expected to be operated in the future, in the ordinary course.

3.16         Condition and Sufficiency of Assets. The buildings, structures, furniture, fixtures, machinery, equipment, vehicles, and other items of tangible Personal Property of Noble are structurally sound, in good operating condition and repair, are adequate to the uses to which they are being put, and are sufficient for the continued conduct of the business of Noble and its Subsidiaries after the Closing in substantially the same manner as conducted prior to the Closing.

3.17          Intellectual Property.

(a)         Schedule 3.17(a) hereto contains a description of all Intellectual Property of Noble and its Subsidiaries. Noble and each of its Subsidiaries owns or has enforceable rights to use all Intellectual Property necessary or required for the conduct of its business as presently conducted or as presently contemplated to be conducted. Except as disclosed in Schedule 3.17(a) hereto, no Intellectual Property that is owned by, or licensed to, Noble or a Subsidiary, including software and software programs developed by or exclusively licensed to Noble or any Subsidiary (specifically excluding any off the shelf or shrink-wrap software) or any current version of products or service offerings of Noble or any Subsidiary is subject to any material proceeding or outstanding decree, order, judgment, contract, license, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by Noble or any Subsidiary, or which may affect the validity, use, or enforceability of such Intellectual Property, which in any such case could reasonably be expected to have a Material Adverse Effect on Noble.

(b)         Except as disclosed in Schedule 3.17(b) hereto, Noble or a Subsidiary owns and has good and exclusive title to each material item of Intellectual Property owned by it free and clear of any Liens (excluding non-exclusive licenses and related restrictions granted by it in the ordinary course of business), and neither Noble nor any Subsidiary has entered into any agreement, and has no current plans, to sell, transfer, dispose of, or enter into an exclusive license with respect to any material item of Intellectual Property. Noble or a Subsidiary is the exclusive owner of all material Patents and registered Trademarks and Copyrights used in connection with the operation or conduct of the business of Noble and its Subsidiaries including the sale of any products or the provision of any services by Noble and its Subsidiaries.

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(c)         Noble and each of its Subsidiaries have complied with the duty of candor and good faith in dealing with the U.S. Patent and Trademark Office and any similar duties in dealing with any foreign intellectual property office. To Noble’s knowledge, there are no material defects in the preparation and filing of any of Noble’s or its Subsidiaries’ owned or licensed Patents, Trademarks, and Copyrights.

(d)         The operation of the business of Noble and its Subsidiaries as such business currently is conducted, including Noble’s use of any product, device, or process, has not and does not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction and neither Noble nor its Subsidiaries has received any claims, notices, or threats from third parties alleging any such infringement, misappropriation, conflict, or violation of such third party’s Intellectual Property rights, or unfair competition or trade practices with respect thereof, and Noble is unaware of any facts which would form a reasonable basis for any such claim.

(e)         To Noble’s knowledge, no employee of Noble or its Subsidiaries is in or has ever been in violation in any material respect of any term of any employment contract, Patent disclosure agreement, invention assignment agreement, non-competition agreement, non-solicitation agreement, nondisclosure agreement, or any other restrictive covenant to or with a former employer where the basis of such violation relates to such employee’s employment with Noble or a Subsidiary, or actions undertaken by the employee while employed with Noble or a Subsidiary, and could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

(f)         Noble and its Subsidiaries have taken reasonable steps necessary to secure interests in the Intellectual Property developed by their employees, consultants, agents, and contractors in the course of their service to Noble or a Subsidiary, as applicable, including the execution of valid assignment and nondisclosure agreements for the benefit of Noble or its Subsidiaries by such employees, consultants, agents, and contractors under which they have assigned to Noble or its Subsidiaries all of their right, title, and interest in and to any Intellectual Property rights developed by them in the course of their service to Noble or its Subsidiaries and used in or related to the business of Noble or its Subsidiaries.

3.18         Taxes. Except as set forth in Schedule 3.18 hereto:

(a)         Noble and its Subsidiaries have timely filed all Returns required to be filed by Noble and its Subsidiaries with any Tax authority prior to the date hereof, except such Returns that are not material to Noble. All such Returns are true, correct, and complete in all material respects. Noble has paid all Taxes shown to be due and payable on such Returns.

(b)         All Taxes that Noble or its Subsidiaries are required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper Governmental Entity to the extent due and payable.

(c)         Neither Noble nor any Subsidiary has been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed, or assessed against Noble or any Subsidiary, nor has Noble or any Subsidiary executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(d)         No audit or other examination of any Return of Noble or any Subsidiary by any Tax authority is presently in progress, nor has Noble or any Subsidiary been notified in writing of any request for such an audit or other examination.

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(e)         No adjustment relating to any Returns filed by Noble or any Subsidiary has been proposed in writing, formally or informally, by any Tax authority to Noble or any Subsidiary or any representative thereof.

(f)         Neither Noble nor any Subsidiary has any liability for any unpaid Taxes which have not been accrued for or reserved on the balance sheets included in the Noble Financial Statements, whether asserted or unasserted, contingent or otherwise, other than any material liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of the Noble in the ordinary course of business.

(g)         There is no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits, or similar items of Noble under Sections 269, 382, 383, 384, or 1502 of the Code.

(h)         Schedule 3.18(i) sets forth all foreign jurisdictions in which Noble or its Subsidiaries is subject to Tax. Neither Noble nor any Subsidiary has entered into a gain recognition agreement pursuant to Treasury Regulations 1.367(a)-8. Neither Noble nor any Subsidiary has transferred an intangible, the transfer of which would be subject to Section 367(d) of the Code.

3.19         Environmental Matters.

(a)         Except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on Noble and its Subsidiaries as a whole, or as disclosed in Schedule 3.19(a) hereto: (i) Noble and its Subsidiaries have complied with all applicable Environmental Laws; (ii) the properties currently operated or being constructed by Noble and its Subsidiaries (including soils, groundwater, surface water, air, buildings, or other structures) are not contaminated with any Hazardous Substances; (iii) the properties formerly owned, operated, or constructed by Noble and its Subsidiaries were not contaminated with Hazardous Substances during the period of ownership, operation, or construction by Noble or its Subsidiaries or, to Noble’s knowledge, during any prior period; (iv) neither Noble nor any Subsidiary is subject to liability for any Hazardous Substance disposal or contamination on any third party or public property (whether above, on, or below ground or in the atmosphere or water); (v) neither Noble nor any Subsidiary has been associated with any release or threat of release of any Hazardous Substance; (vi) neither Noble nor any Subsidiary has received any written notice, demand, letter, claim, or request for information alleging that Noble or any Subsidiary may be in violation of or liable under any Environmental Law; and (vii) neither Noble nor any Subsidiary is subject to any orders, decrees, injunctions, or other arrangements with any Governmental Entity or subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances.

(b)         Schedule 3.19(b) sets forth all environmental studies and investigations completed or in process with respect to Noble and its Subsidiaries or their respective properties, assets, or operations, including all phase reports, that are known to Noble. All such written reports and material documentation relating to any such study or investigation have been heretofore provided or made available by Noble to Parent or its counsel.

3.20         Brokers; Third Party Expenses. Except as set forth in Schedule 3.20 hereto, neither Noble nor any Subsidiary has incurred, nor will it incur, directly or indirectly, any liability for brokerage, finders’ fees, agent’s commissions, or any similar charges in connection with this Agreement or any transactions contemplated hereby. Notwithstanding the foregoing, in no event will Parent be required to issue unrestricted shares of Parent Common Stock to any Person in connection with this Agreement or any transactions contemplated hereby.

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3.21         Agreements, Contracts, and Commitments.

(a)         Schedule 3.21(a) hereto sets forth a complete and accurate list of all Material Noble Contracts, specifying the parties thereto. For purposes of this Agreement, the term “Noble Contracts” means all contracts, agreements, leases, mortgages, indentures, notes, bonds, licenses, permits, franchises, purchase orders, sales orders, and other understandings, commitments and obligations (including, without limitation, outstanding offers and proposals) of any kind, whether written or oral, to which Noble or any Subsidiary is a party or by or to which any of their properties or assets may be bound, subject or affected (including without limitation notes or other instruments payable to Noble); the term “Material Noble Contracts” means (i) each Noble Contract (A) providing for payments (present or future) to Noble or any Subsidiary in excess of $25,000 in the aggregate or (B) under or in respect of which Noble or any Subsidiary presently has any liability or obligation of any nature whatsoever (absolute, contingent or otherwise) in excess of $25,000, (ii) each Noble Contract that otherwise is or may be material to the businesses, operations, assets, condition (financial or otherwise), or prospects of Noble or any Subsidiary, and (iii) the limitations of subclauses (i) and (ii) notwithstanding, each of the following Noble Contracts:

(1)         any mortgage, indenture, note, installment obligation, or other instrument, agreement, or arrangement for or relating to any borrowing of money by or from Noble or any Subsidiary and by or to any Insider;

(2)         any mortgage, indenture, note, installment obligation, or other instrument, agreement, or arrangement for or relating to any borrowing of money from an Insider by Noble;

(3)         any guaranty, direct or indirect, by Noble, a Subsidiary, or any Insider of Noble of any obligation for borrowings or otherwise, excluding endorsements made for collection in the ordinary course of business;

(4)         any Noble Contract of employment or management;

(5)         any Noble Contract made other than in the ordinary course of business or (x) providing for the grant of any preferential rights to purchase or lease any asset of Noble or any Subsidiary or (y) providing for any right (exclusive or non-exclusive) to sell or distribute, or otherwise relating to the sale or distribution of, any product or service of Noble or any Subsidiary;

(6)         any obligation to register any shares of the capital stock or other securities of Noble with any Governmental Entity;

(7)         any obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, assets, or stock of other Persons;

(8)         any obligation to make payments or capital contributions, contingent or otherwise, to any Affiliate;

(9)         any collective bargaining agreement with any labor union;

(10)         any lease or similar arrangement for the use by Noble or any Subsidiary of real property or Personal Property where the annual lease payments are greater than $100,000 (other than any lease of vehicles, office equipment, or operating equipment made in the ordinary course of business);

(11)         any Noble Contract granting or purporting to grant, or otherwise in any way relating to, any mineral rights or any other interest (including, without limitation, a leasehold interest) in real property;

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(12)         any Noble Contract to which any Insider, or any entity owned or controlled by an Insider, is a party; and

(13)         any offer or proposal which, if accepted, would constitute any of the foregoing.

(b)         Each Material Noble Contract was entered into at arms’ length and in the ordinary course, is in full force and effect and is valid and binding upon and enforceable against each of the parties thereto, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. To Noble’s knowledge, no other party to a Material Noble Contract is the subject of a bankruptcy or insolvency proceeding. True, correct, and complete copies of all Material Noble Contracts and all offers and proposals that, if accepted, would constitute Material Noble Contracts (or written summaries in the case of oral Material Noble Contracts or offers or proposals) have been heretofore delivered to Parent or Parent’s counsel.

(c)         Except as set forth in Schedule 3.21(c), neither Noble nor any Subsidiary party thereto, nor to Noble’s knowledge, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Noble Contract, and no party to any Noble Contract has given any written notice of any claim of any such breach, default, or event, which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on Noble. Each Material Noble Contract that has not expired by its terms in full force and effect.

3.22         Insurance. Schedule 3.22 sets forth Noble’s and its Subsidiaries’ Insurance Policies. To Noble’s knowledge, the coverages provided by such Insurance Policies are of the type and in the amounts customarily carried by persons conducting a business similar to Noble’s business and are adequate in amount and scope for Noble’s business and operations, including any insurance required to be maintained by Noble Contracts. Noble has not received any written notice of cancellation of, or premium increase with respect to, or alteration of coverage under, any such Insurance Policies. Except as set forth in Schedule 3.22, there are no claims related to the business of Noble or any Subsidiary pending under any such Insurance Policies as to which coverage has been questioned, denied, or disputed or in respect of which there is an outstanding reservation of rights.

3.23         Governmental Actions/Filings.

(a)         Except as set forth in Schedule 3.23(a), Noble and its Subsidiaries have been granted and hold, and have made, all Governmental Actions/Filings (including, without limitation, Governmental Actions/Filings required for emission or discharge of effluents and pollutants into the air and the water) necessary to the conduct by Noble and its Subsidiaries of its business (as presently conducted) or used or held for use by Noble and its Subsidiaries, and true, complete, and correct copies of which have heretofore been delivered to Parent. Each such Governmental Action/Filing is in full force and effect and, except as disclosed in Schedule 3.23(a) hereto, will not expire prior to December 31, 2018 and Noble and its Subsidiaries are in substantial compliance with all of their respective obligations with respect thereto. No event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, and consummation of the transactions contemplated by this Agreement or any ancillary documents will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any such Governmental Actions/Filings except such events which, either individually or in the aggregate, would not have a Material Adverse Effect upon Noble.

(b)         Except as set forth in Schedule 3.23(b), no Governmental Action/Filing is necessary to be obtained, secured, or made by Noble to enable the Company to continue to conduct Noble’s businesses and operations and use its properties after the Closing in a manner which is consistent with current practice.

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3.24         Interested Party Transactions. Except as set forth in the Schedule 3.24 hereto, no employee, officer, director, or shareholder of Noble or its Subsidiaries or, to Noble’s knowledge any member of his or her immediate family, is indebted to Noble or any Subsidiary, nor is Noble or any Subsidiary indebted (or committed to make loans or extend or guarantee credit) to any of such Persons, other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of Noble, and (iii) for other employee benefits made generally available to all employees. Except as set forth in Schedule 3.20, to Noble’s knowledge, none of such individuals has any direct or indirect ownership interest in any Person with whom Noble is affiliated or with whom Noble has a contractual relationship, or in any Person that competes with Noble or its Subsidiaries, except that each Insider and members of their respective immediate families may own less than 5% of the outstanding stock in publicly traded companies that may compete with Noble or its Subsidiaries. Except as set forth in Schedule 3.20, to the knowledge of Noble, no Insider or any member of an Insider’s immediate family is, directly or indirectly, interested in any Material Noble Contract with Noble (other than such contracts as relate to any such Person’s ownership of capital stock or other securities of Noble or such Person’s employment with Noble).

3.25         Board Approval. The Board of Directors of Noble (including any required committee or subgroup thereof) has, as of the date of this Agreement, duly approved this Agreement and the transactions contemplated hereby.

3.26         No Additional Representations and Warranties. Except as provided in this Article III, Section 1.10(b), Section 6.1(c) and Section 6.6(a), neither Noble, any Subsidiary, any of their respective Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Parent or Merger Sub or their Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to Parent or Merger Sub or their Affiliates.

3.27         Survival of Representations and Warranties. The representations and warranties of Noble set forth in this Agreement shall survive the Closing as set forth in Section 8.4(a).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Subject to the exceptions set forth in Schedule 4 attached hereto (the “Parent Schedule”), Parent and Merger Sub represent and warrant to, and covenant with, the Company, Noble, and Shareholders, as follows:

4.1         Organization and Qualification.

(a)         Each of Parent and Merger Sub is a corporation duly incorporated, validly existing, and in good standing under the Corporate Law and has the requisite corporate power and authority to own, lease, and operate its assets and properties and to carry on its business as it is now being or currently planned by Parent to be conducted. Each of Parent and Merger Sub is in possession of all Governmental Actions/Filings necessary to own, lease, and operate the properties it purports to own, operate, or lease and to carry on its business as it is now being or currently planned by Parent to be conducted, except where the failure to have such Governmental Actions/Filings could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. Complete and correct copies of the Charter Documents of each of Parent and Merger Sub, as amended and currently in effect, have been heretofore delivered or made available to the Company or its counsel. Neither Parent nor Merger Sub is in violation of any of the provisions of its Charter Documents.

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(b)         Each of Parent and Merger Sub is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased, or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. Each jurisdiction in which Parent or Merger Sub is so qualified or licensed is listed in Schedule 4.1(b)

4.2         Subsidiaries. Parent has no direct or indirect subsidiaries or participations in joint ventures or other entities other than Merger Sub. Parent owns all of the outstanding equity securities of Merger Sub, free and clear of all Liens. Merger Sub does not have any assets or properties of any kind, does not now conduct and has never conducted any business, and has and will have at the Closing no obligations or liabilities of any nature whatsoever, except for such obligations as are imposed under this Agreement.

4.3         Capitalization.

(a)         As of the date of this Agreement, the authorized capital stock of Parent consists of 35,000,000 shares of Parent Common Stock, par value $0.0001 per share, and 1,000,000 shares of preferred stock, par value $0.0001 per share (“Parent Preferred Stock”), of which 17,695,000 shares of Parent Common Stock and no shares of Parent Preferred Stock are issued and outstanding, all of which are validly issued, fully paid, and nonassessable.

(b)         Except as set forth in Schedule 4.3(b): (i) no shares of Parent Common Stock are reserved for issuance upon the exercise of outstanding options to purchase Parent Common Stock granted to employees of Parent or other parties (“Parent Stock Options”) and there are no outstanding Parent Stock Options; (ii) 14,245,000 shares of Parent Common Stock are reserved for issuance upon the exercise of outstanding Parent Warrants; (iii) 1,424,500 shares of Parent Common Stock are reserved for issuance upon the exchange of outstanding rights exchangeable for Parent Common Stock (“Parent Rights”); (iv) 1,260,000 shares of Parent Common Stock are reserved for issuance upon the exercise of outstanding unit purchase options (“Parent Unit Purchase Options”) and upon the exercise of securities underlying such Parent Unit Purchase Options; and (v) no shares of Parent Common Stock are reserved for issuance upon the conversion of any outstanding convertible notes, debentures, or securities. All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, and nonassessable. All outstanding shares of Parent Common Stock and all outstanding Parent Warrants, Parent Rights, and Parent Unit Purchase Options have been issued and granted in compliance with (x) all applicable securities laws and (in all material respects) other applicable laws and regulations, and (y) all requirements set forth in any applicable Parent Contracts.

(c)         Except as set forth in Schedule 4.3(c) hereto or as set forth in Sections 4.3(a) and 4.3(b) hereof, there are no subscriptions, options, warrants, equity securities, partnership interests, or similar ownership interests, calls, rights (including preemptive rights), commitments, or agreements of any character to which Parent or Merger Sub is a party or by which Parent or Merger Sub is bound obligating Parent to issue, deliver, or sell, or cause to be issued, delivered, or sold, or to repurchase, redeem, or otherwise acquire, or cause the repurchase, redemption, or acquisition of, any shares of capital stock of Parent or obligating Parent to grant, extend, accelerate the vesting of, or enter into any such subscription, option, warrant, equity security, call, right, commitment, or agreement.

(d)         Except as set forth in Schedule 4.3(d) or as contemplated by this Agreement, there are no registrations rights, and there is no voting trust, proxy, rights plan, anti-takeover plan, or other agreements or understandings to which Parent is a party or by which Parent is bound with respect to any equity security of any class of the Parent Stock.

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(e)         Except as provided for in this Agreement or as set forth in Schedule 4.3(e), as a result of the consummation of the transactions contemplated hereby, no shares of capital stock, warrants, options, or other securities of Parent are issuable and no rights in connection with any shares, warrants, options, or other securities of the Parent accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(f)         No outstanding shares of Parent Common Stock are unvested or subjected to a repurchase option, risk of forfeiture, or other similar condition under any applicable agreement with Parent.

(g)         The shares of Parent Common Stock and Parent Warrants to be issued by Parent in connection with the Transaction Merger, upon issuance in accordance with the terms of this Agreement, will be duly authorized and validly issued and such shares of Parent Common Stock and Parent Warrants will be fully paid and nonassessable.

4.4         Authority Relative to this Agreement. Each of Parent and Merger Sub has full corporate power and authority to: (i) execute, deliver, and perform this Agreement, and each ancillary document that it has executed or delivered or is to execute or deliver pursuant to this Agreement, and (ii) carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby (including the Mergers). The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby (including the Mergers) have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub (including the approval by its board of directors), and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than approval of the Parent Stockholder Matters. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution, and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

4.5         No Conflict; Required Filings and Consents.

(a)         The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub shall not: (i) conflict with or violate Parent’s or Merger Sub’s Charter Documents, (ii) conflict with or violate any Legal Requirements, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair Parent’s or Merger Sub’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration, or cancellation of, or result in the creation of a Lien on any of the properties or assets of Parent or Merger Sub pursuant to, any Parent Contracts, except, with respect to clauses (ii) or (iii), for any such conflicts, violations, breaches, defaults, or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on Parent and Merger Sub taken as a whole.

(b)         The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of their obligations hereunder will not, require any consent, approval, authorization, or permit of, or filing with or notification to, any Governmental Entity, except (i) for the filing of the Certificates of Merger in accordance with the Corporate Law, (ii) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which Parent is qualified to do business, (iii) for the filing of any notifications required under the HSR Act and the expiration of the required waiting period thereunder, (iv) the qualification of Parent as a foreign corporation in those jurisdictions in which the business of the Company makes such qualification necessary, and (v) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, or prevent consummation of the Mergers or otherwise prevent the parties hereto from performing their obligations under this Agreement.

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4.6         Compliance. Each of Parent and Merger Sub has complied with and is not in violation of any Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on Parent. The businesses and activities of Parent and Merger Sub have not been and are not being conducted in violation of any Legal Requirements, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on Parent. Neither Parent nor Merger Sub is in default or violation of any term, condition or provision of any applicable Charter Documents. Except as set forth in Schedule 4.6, no written notice of non-compliance with any Legal Requirements has been received by Parent or Merger Sub (and Parent and Merger Sub have no knowledge of any such notice delivered to any other Person). Neither Parent nor Merger Sub is in violation of any term of any Parent Contract, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on Parent.

4.7         Parent SEC Reports and Financial Statements.

(a)         The Parent has timely filed all required registration statements, reports, schedules, forms, statements, and other documents required to be filed by it with the SEC since October 2, 2017 (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “Parent SEC Reports”). None of the Parent SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements of Parent (“Parent Audited Financial Statements”) and unaudited interim financial statements of Parent (“Parent Unaudited Financial Statements” and, together with the Parent Audited Financial Statements, the “Parent Financial Statements”) (including, in each case, the notes and schedules thereto) included in the Parent SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S. GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Parent and its Subsidiaries as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended.

(b)         Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act) designed to ensure that material information relating to Parent is made known to Parent’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To Parent’s knowledge, such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic reports required under the Exchange Act.

(c)         Parent has established and maintained a system of internal controls. To Parent’s knowledge, such internal controls are effective to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of the Parent Financial Statements for external purposes in accordance with U.S. GAAP.

(d)         There are no outstanding loans or other extensions of credit made by Parent to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Parent. Parent has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e)         The books of account, minute books, and transfer ledgers and other similar books and records of Parent and Merger Sub are complete and correct in all material respects, and there have been no material transactions that are required to be set forth therein and which have not been so set forth.

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(f)         Except as otherwise noted in the Parent Financial Statements, the accounts and notes receivable of Parent reflected in the Parent Financial Statements: (i) arose from bona fide transactions in the ordinary course of business and are payable on ordinary trade terms, (ii) are legal, valid, and binding obligations of the respective debtors enforceable in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting creditors’ rights generally, and by general equitable principles, (iii) are not subject to any valid set-off or counterclaim to which Parent has been notified in writing as of the date hereof except to the extent set forth in such balance sheet contained therein, and (iv) are not the subject of any actions or proceedings brought by or on behalf of Parent as of the date hereof.

4.8         No Undisclosed Liabilities. Except as set forth in Schedule 4.8 hereto, Parent and Merger Sub have no liabilities (absolute, accrued, contingent, or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to Parent Financial Statements that are, individually or in the aggregate, material to the business, results of operations, or financial condition of Parent, except: (i) liabilities provided for in or otherwise disclosed in the balance sheet included in the most recent Parent Financial Statements or in the notes to the most recent Parent Financial Statements, and (ii) such liabilities arising in the ordinary course of the Parent’s business since the date of the most recent Parent Financial Statement, none of which, individually or in the aggregate, would have a Material Adverse Effect on Parent.

4.9         Absence of Certain Changes or Events. Except as set forth in Parent SEC Reports filed prior to the date of this Agreement, and except as contemplated by this Agreement, since the date of the most recent Parent Financial Statement, there has not been: (i) any Material Adverse Effect on Parent, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock, or property) in respect of, any of Parent’s capital stock, or any purchase, redemption, or other acquisition by Parent of any of Parent’s capital stock or any other securities of Parent or any options, warrants, calls, or rights to acquire any such stock or other securities, (iii) any split, combination, or reclassification of any of Parent’s capital stock, (iv) any granting by Parent of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by Parent of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by Parent of any increase in severance or termination pay or any entry by Parent into any currently effective employment, severance, termination, or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Parent of the nature contemplated hereby, (v) entry by Parent into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed by Parent with respect to any Governmental Entity, (vi) any material change by Parent in its accounting methods, principles, or practices, except as required by concurrent changes in U.S. GAAP, (vii) any change in the auditors of Parent, (viii) any issuance of capital stock of Parent, or (ix) any revaluation by Parent of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of Parent other than in the ordinary course of business.

4.10         Litigation. There are no claims, suits, actions, or proceedings pending, or, to Parent’s knowledge, threatened against Parent or Merger Sub, before any court, governmental department, commission, agency, instrumentality, or authority, or any arbitrator.

4.11         Employee Benefit Plans. Neither Parent nor Merger Sub maintains, and has no liability under, any Plan, and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus, or otherwise) becoming due to any stockholder, director, or employee of Parent or Merger Sub, or (ii) result in the acceleration of the time of payment or vesting of any such benefits.

4.12         Labor Matters. Neither Parent nor Merger Sub is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Parent or Merger Sub and neither Parent nor Merger Sub knows of any activities or proceedings of any labor union to organize any such employees.

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4.13         Business Activities. Since its organization, neither Parent nor Merger Sub has conducted any business activities other than activities directed toward the accomplishment of a business combination. Except as set forth in the Parent Charter Documents, there is no agreement, commitment, exclusive license, judgment, injunction, order, or decree binding upon Parent or Merger Sub or to which Parent or Merger Sub is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent, any acquisition of property by Parent, or the conduct of business by Parent.

4.14         Title to Property. Neither Parent nor Merger Sub owns or leases any real property or personal property. Except as set forth in Schedule 4.14, there are no options or other contracts under which Parent or Merger Sub has a right or obligation to acquire or lease any interest in real property or personal property.

4.15         Intellectual Property. Neither Parent nor Merger Sub owns, licenses, or otherwise has any right, title or interest in any material Intellectual Property.

4.16         Taxes. Except as set forth in Schedule 4.16 hereto:

(a)         Each of Parent and Merger Sub has timely filed all Returns required to be filed by Parent and Merger Sub with any Tax authority prior to the date hereof, except such Returns which are not material to Parent. All such Returns are true, correct, and complete in all material respects. Each of Parent and Merger Sub has paid all Taxes shown to be due and payable on such Returns.

(b)         All Taxes that Parent and Merger Sub are required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper Governmental Entity to the extent due and payable.

(c)         Neither Parent nor Merger Sub has been delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, proposed or assessed against Parent, nor has Parent or Merger Sub executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(d)         No audit or other examination of any Return of Parent or Merger Sub by any Tax authority is presently in progress, nor has Parent or Merger Sub been notified in writing of any request for such an audit or other examination.

(e)         No adjustment relating to any Returns filed by Parent or Merger Sub has been proposed in writing, formally or informally, by any Tax authority to Parent or Merger Sub or any representative thereof.

(f)         Neither Parent nor Merger Sub has any liability for any unpaid Taxes which have not been accrued for or reserved on Parent’s balance sheets included in the Parent Audited Financial Statements for the most recent fiscal year ended, whether asserted or unasserted, contingent or otherwise, other than any material liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of Parent in the ordinary course of business, none of which is material to the business, results of operations or financial condition of Parent.

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4.17         Environmental Matters. Except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect: (i) each of Parent and Merger Sub has complied with all applicable Environmental Laws; (ii) the properties currently operated or being constructed by Parent and Merger Sub (including soils, groundwater, surface water, air, buildings, or other structures) are not contaminated with any Hazardous Substances; (iii) the properties formerly owned, operated, or constructed by Parent and Merger Sub were not contaminated with Hazardous Substances during the period of ownership, operation, or construction by Parent or Merger Sub or, to Parent’s or Merger Sub’s knowledge, during any prior period; (iv) neither Parent nor Merger Sub is subject to liability for any Hazardous Substance disposal or contamination on any third party or public property (whether above, on, or below ground or in the atmosphere or water); (v) neither Parent nor Merger Sub has been associated with any release or threat of release of any Hazardous Substance; (vi) neither Parent nor Merger Sub has received any notice, demand, letter, claim, or request for information alleging that Parent or Merger Sub may be in violation of or liable under any Environmental Law; and (vii) neither Parent nor Merger Sub is subject to any orders, decrees, injunctions, or other arrangements with any Governmental Entity or subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances.

4.18         Brokers. Except as set forth in Schedule 4.18, neither Parent nor Merger Sub has incurred, and neither will incur, directly or indirectly, any liability for brokerage or finders’ fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

4.19         Agreements, Contracts, and Commitments.

(a)         Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement or as set forth in Schedule 4.19(a), other than confidentiality and non-disclosure agreements, there are no contracts, agreements, leases, mortgages, indentures, notes, bonds, Liens, licenses, Permits, franchises, purchase orders, sales orders, or other understandings, commitments, or obligations (including outstanding offers or proposals) of any kind, whether written or oral, to which Parent or Merger Sub is a party or by or to which any of the properties or assets of Parent or Merger Sub may be bound, subject or affected, which may not be cancelled by Parent or Merger Sub on 30 days’ or less prior notice (“Parent Contracts”).

(b)         Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement, each Parent Contract was entered into at arms’ length and in the ordinary course, is in full force and effect, and is valid and binding upon and enforceable against each of the parties thereto, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. True, correct, and complete copies of all Parent Contracts (or written summaries in the case of oral Parent Contracts) have been heretofore been made available to the Company or Company counsel.

(c)         Neither Parent or Merger Sub nor, to the knowledge of Parent, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Parent Contract, and no party to any Parent Contract has given any written notice of any claim of any such breach, default or event, which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on Parent. Each Parent Contract that has not expired by its terms is in full force and effect, except where such failure to be in full force and effect is not reasonably likely to have a Material Adverse Effect on Parent.

4.20         Insurance. Except for directors’ and officers’ liability insurance, neither Parent nor Merger Sub maintains any Insurance Policy.

4.21         Interested Party Transactions. Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement: (a) no employee, officer, director, or stockholder of Parent or Merger Sub or a member of his or her immediate family is indebted to Parent nor is Parent indebted (or committed to make loans or extend or guarantee credit) to any of them, other than reimbursement for reasonable expenses incurred on behalf of Parent; and (b) to Parent’s knowledge, no officer, director, or stockholder or any member of their immediate families is, directly or indirectly, interested in any material contract with Parent (other than such contracts as relate to any such individual ownership of capital stock or other securities of Parent).

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4.22         Parent Listing. Parent’s units, the Parent Common Stock, Parent Warrants, and Parent Rights are listed for trading on the Nasdaq Capital Markets (“Nasdaq”). There is no action or proceeding pending or, to the Company’s knowledge, threatened against Parent by Nasdaq with respect to any intention by Nasdaq to prohibit or terminate the listing of Parent’s securities on Nasdaq.

4.23         Board Approval. Parent’s Board of Directors has, as of the date of this Agreement, unanimously (i) declared the advisability of the Mergers and approved this Agreement and the transactions contemplated hereby, (ii) determined that the Mergers are in the best interests of the stockholders of Parent, and (iii) determined that the fair market value of the Company is equal to at least 80% of the balance in the Trust Fund.

4.24         Trust Fund. As of the last Parent Unaudited Financial Statements prior to the date hereof, Parent had $140,580,447 invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 in a trust account administered by Continental (the “Trust Fund”). The Trust Fund shall be utilized in accordance with Section 6.14 hereof.

4.25         No Additional Representations and Warranties. Except as provided in this Article IV, Section 6.1(c), Section 6.2(c) and Section 6.6(a), neither Parent or Merger Sub, any of their respective Affiliates, nor any of their respective directors, officers, employees, shareholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Company, any Subsidiary, or their Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company, any Subsidiary or their Affiliates.

4.26         No Survival of Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall terminate at the Closing.

ARTICLE V

CONDUCT PRIOR TO THE CLOSING DATE

5.1         Conduct of Business by the Company, Noble, Parent, and Merger Sub. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, and except to the extent that the other party otherwise consents in writing or as contemplated by this Agreement or as part of the Pre-Closing Reorganization, each of the Company and its Subsidiaries, Noble and its Subsidiaries, Parent, and Merger Sub:

(a)         shall carry on its business in the usual, regular, and ordinary course consistent with past practices, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations (except where noncompliance would not be reasonably expected to have a Material Adverse Effect, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable best efforts, consistent with past practices and policies, to (i) preserve substantially intact its present business organization, (ii) keep available the services of its present key officers and employees, (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has significant business dealings, and (iv) preserve and maintain all Permits.

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(b)         shall not (except where noncompliance would not be reasonably expected to have a Material Adverse Effect or as expressly contemplated by Schedule 5.1(b) hereto):

(1)         Transfer or license to any person or otherwise extend, amend, or modify any material rights to any Intellectual Property or enter into grants to transfer or license to any person future Patent rights, other than in the ordinary course of business consistent with past practices;

(2)         Declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock, equity securities, or property) in respect of any capital stock (or membership interest) or split, combine, or reclassify any capital stock (or membership interest) or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock; other than distributions of cash to the stockholders or equity holders of the Company, Noble and their respective Subsidiaries; provided that such distributions will not cause less than an aggregate of $2,500,000 of cash as of the Closing Date to remain on the balance sheet of the Company, Noble and their respective Subsidiaries on a consolidated basis unless Parent provides prior written consent to such distribution;

(3)         Except in connection with the Redomestication Merger, purchase, redeem, or otherwise acquire, directly or indirectly, any ownership interests of the Company, Noble, or Parent;

(4)         Issue, deliver, sell, authorize, pledge, or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or other equity securities, or any securities convertible into or exchangeable for shares of capital stock or other equity securities, or subscriptions, rights, warrants, or options to acquire any shares of capital stock or other equity securities or any securities convertible into or exchangeable for shares of capital stock or other equity securities, or enter into other agreements or commitments of any character obligating it to issue any such shares, equity securities or convertible or exchangeable securities;

(5)         Amend its Charter Documents;

(6)         Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association, or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Parent, Noble, or the Company, as applicable, or enter into any joint ventures, strategic partnerships or alliances or other arrangements that provide for exclusivity of territory or otherwise restrict such party’s ability to compete or to offer or sell any products or services. For purposes of this paragraph, “material” includes the requirement that, as a result of such transaction, financial statements of the acquired, merged or consolidated entity be included in the Proxy Statement;

(7)         Sell, lease, license, encumber, or otherwise dispose of any properties or assets, except (A) sales of inventory in the ordinary course of business consistent with past practice, and (B) the sale, lease, or disposition (other than through licensing) of property or assets that are not material, individually or in the aggregate, to the business of such party;

(8)         Incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or Persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Parent, Noble, or the Company, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition, or enter into any arrangement having the economic effect of any of the foregoing;

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(9)         Adopt or amend any employee benefit plan, policy, or arrangement, any employee stock purchase or employee stock option plan, or accelerate, amend, or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director, or other equity plans or authorize cash payments in exchange for any options granted under any of such plans, or permit any Person to exercise any of its discretionary rights under any plan to provide for the automatic acceleration of any outstanding options, the termination of any outstanding repurchase rights, or the termination of any cancellation rights issued pursuant to such plans, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants, except in the ordinary course of business consistent with past practices or to conform to the requirements of any applicable law, or grant any severance or termination pay to any officer or any employee, except pursuant to applicable law, written agreements outstanding, or policies existing on the date hereof and as previously or concurrently disclosed in writing or made available to the other party, or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement, or arrangement existing on the date hereof;

(10)         Pay, discharge, settle, or satisfy any claims, liabilities, or obligations (absolute, accrued, asserted, or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement, or satisfaction, in the ordinary course of business consistent with past practices or in accordance with their terms, or liabilities recognized or disclosed in the Company Financial Statements, the Noble Financial Statements, or in the most recent financial statements included in the Parent SEC Reports filed prior to the date of this Agreement, as applicable, or incurred since the date of such financial statements, or waive the benefits of, agree to modify in any manner, terminate, release any person from, or knowingly fail to enforce any confidentiality or similar agreement to which the Company is a party or of which the Company is a beneficiary or to which Noble is a party or of which Noble is a beneficiary, or to which Parent is a party or of which Parent is a beneficiary, as applicable;

(11)         Settle any litigation where the consideration given is other than monetary or to which an Insider is a party;

(12)         Except in the ordinary course of business consistent with past practices, modify, amend, or terminate any Company Contract, Noble Contract, or Parent Contract, as applicable, or waive, delay the exercise of, release, or assign any material rights or claims thereunder;

(13)         Except as required by U.S. GAAP, revalue any of its assets or make any change in accounting methods, principles or practices, or make any material change to its cash management practices and its policies, practices, and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectable accounts, accrual of accounts receivable, prepayment of expenses, payment of accounts payable, accrual of other expenses, deferral of revenue, or acceptance of customer deposits;

(14)         Except in the ordinary course of business consistent with past practices, incur or enter into any agreement, contract, or commitment requiring such party to pay in excess of $250,000 in any 12 month period;

(15)         Make or rescind any Tax elections that, individually or in the aggregate, could be reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of such party, settle or compromise any material income tax liability or, except as required by applicable law, materially change any method of accounting for Tax purposes or prepare or file any Return in a manner inconsistent with past practice;

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(16)         Form or establish any subsidiary except in the ordinary course of business consistent with prior practice or as contemplated by this Agreement;

(17)         Make capital expenditures except in accordance with prudent business and operational practices consistent with prior practice;

(18)         Make or omit to take any action which would be reasonably expected to have a Material Adverse Effect;

(19)         Enter into any transaction with or distribute or advance any assets or property to any of its officers, directors, partners, stockholders, managers, members, or other Affiliates other than (i) the payment of salary and benefits and tax distributions in the ordinary course of business consistent with prior practice, and (ii) distributions of cash to the stockholders of the Company, Noble and their respective Subsidiaries (provided that such distributions will not cause less than an aggregate of $2,500,000 of cash as of the Closing Date to remain on the balance sheet of the Company, Noble and their respective Subsidiaries on a consolidated basis unless Parent provides prior written consent to such distribution); or

(20)         Agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 5.1(b)(1) through (19) above.

5.2         Confidentiality; Access to Information.

(a)         Confidentiality. The parties agree that they shall be bound by the confidentiality agreement previously executed by the parties (the “Confidentiality Agreement”) with respect to all nonpublic information exchanged in connection with this Agreement and the negotiations related thereto. The terms of the Confidentiality Agreement are hereby incorporated herein by reference and shall continue in full force and effect until the Closing, at which time the Confidentiality Agreement shall terminate. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect, subject to Section 9.2(b) hereof.

(b)         Access to Information.

(i)         Each of the Company and Noble will afford Parent and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of the Company and Noble during the period prior to the Closing to obtain all information concerning the business, including the status of business development efforts, properties, results of operations and personnel of the Company and Noble, as Parent may reasonably request. No information or knowledge obtained by Parent in any investigation pursuant to this Section 5.2 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Mergers.

(ii)         Parent will afford the Company, Noble, and each of their financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of Parent during the period prior to the Closing to obtain all information concerning the business, including properties, results of operations and personnel of Parent, as the Company or Noble may reasonably request. No information or knowledge obtained by the Company or Noble in any investigation pursuant to this Section 5.2 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Mergers.

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5.3         No Solicitation. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, (a) each of the Company and Noble, will not, and will cause its respective Affiliates, employees, agents, officers, directors and representatives not to, directly or indirectly, solicit or enter into discussions or transactions with, or encourage, or provide any information to, any corporation, partnership or other entity or group (other than Parent and its designees) concerning any merger, sale of ownership interests and/or assets of the Company and/or Noble, recapitalization or similar transaction and (b) each of Parent and Merger Sub will not, and will cause its respective Affiliates, employees, agents, officers, directors and representatives not to, directly or indirectly, solicit or enter into discussions or transactions with, or encourage, or provide any information to, any corporation, partnership or other entity or group (other than the Company, Noble, and its or their designees) concerning any merger, purchase of ownership interests and/or assets, recapitalization or similar business combination transaction. In addition, (i) each of the Company and Noble will, and will cause its respective Affiliates, employees, agents, officers, directors and representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any alternative merger, sale of ownership interests and/or assets of the Company and/or Noble, recapitalization or similar transaction and (ii) each of Parent and Merger Sub will, and will cause its respective Affiliates, employees, agents, officers, directors and representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any alternative merger, purchase of ownership interests and/or assets, recapitalization or similar business combination transaction. Each of the Company and Noble will promptly notify Parent if it receives, or if any of its or its Affiliates’ employees, agents, officers, directors or representatives receives, any proposal, offer or submission with respect to a competing transaction after the date of this Agreement. The parties agree that the rights and remedies for noncompliance with this Section 5.3 include specific performance, it being acknowledged and agreed that any breach or threatened breach will cause irreparable injury to the non-breaching party and that money damages would not provide an adequate remedy for such injury. Parent and Merger Sub acknowledge that any efforts undertaken by the Company and its Affiliates in order to complete the Interim Financing shall not constitute a violation of this Section.

5.4         Certain Financial Information. Within fifteen (15) business days after the end of each month between the date hereof and the earlier of the Closing Date and the date on which this Agreement is terminated, each of the Company and Noble shall deliver to Parent unaudited consolidated financial statements for such month, including a balance sheet, statement of operations, statement of cash flows and statement of shareholders’ equity, that are certified as correct and complete by their respective Chief Executive Officer and Chief Financial Officer, prepared in accordance with U.S. GAAP applied on a consistent basis to prior periods (except as may be indicated in the notes thereto) and fairly presenting in all material respects the financial position of the Company or Noble, as applicable, at the date thereof and the results of operations and cash flows for the period indicated, except that such statements need not contain notes and may be subject to normal adjustments that are not expected to have a Material Adverse Effect on the Company or Noble.

5.5         Access to Financial Information. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of the Company and Noble will, and will cause its auditors to (a) continue to provide Parent and its advisors reasonable access to all of the financial information used in the preparation of Company Financial Statements, Noble Financial Statements, and the financial information furnished pursuant to Section 5.4 hereof and (b) reasonably cooperate with any reviews performed by Parent or its advisors of any such Company Financial Statements, Noble Financial Statements, or information.

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5.6         Commercially Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Mergers and the other transactions contemplated by this Agreement, including using commercially reasonable best efforts  to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VII to be satisfied, (ii) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement, including the consents referred to in Schedules 2.5 and 3.5, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, Parent and its board of directors, Noble and its board of directors, and the Company and its board of directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Mergers, this Agreement or any of the transactions contemplated by this Agreement, use its commercially reasonable best efforts to enable the Mergers and the other transactions contemplated by this Agreement to be consummated as promptly as practicable on the terms contemplated by this Agreement. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Parent, Noble, or the Company to agree to any divestiture by itself or any of its Affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1         Proxy Statement; Special Meeting.

(a)         As soon as is reasonably practicable after receipt by Parent from the Company and Noble of all financial and other information relating to the Company and Noble as Parent may reasonably request for its preparation, Parent shall prepare and file with the SEC under the Exchange Act, and with all other applicable regulatory bodies, a proxy statement (“Proxy Statement”) to be used for the purpose of soliciting proxies from holders of Parent Common Stock to vote in favor of (i) the adoption of this Agreement and the approval of the Transaction Merger, (ii) the change of the name of Parent to “Allied Esports Entertainment, Inc.”, (iii) an increase in the number of authorized shares of Parent Common Stock to a number mutually agreeable to Parent and the Company, (iv) amendments to Parent’s Certificate of Incorporation to be effective from and after the Closing to amend Article Sixth thereof so that the existence of Parent shall be perpetual and to remove all SPAC-related provisions that will no longer be applicable to Parent following the Closing, (v) the election to the board of directors of Parent of the individuals identified on Schedule 6.3 (the matters set forth in clauses (i) through (v) being referred to herein as the “Parent Stockholder Matters”), (vi) the adoption of an incentive stock option plan (the “Parent Plan”), and (vii) such other matters as mutually agreed upon between the Company and Parent at a meeting of holders of Parent Common Stock to be called and held for such purpose (the “Special Meeting”). The Parent Plan shall provide that an aggregate of fifteen percent (15%) of the shares of Parent Common Stock to be outstanding at Closing shall be reserved for issuance pursuant to the Parent Plan. The Company and Noble shall each furnish to Parent all information concerning the Company and/or Noble as Parent may reasonably request in connection with the preparation of the Proxy Statement. The Company and its counsel and Noble and its counsel shall be given an opportunity to review and comment on the preliminary Proxy Statement prior to its filing with the SEC, and any SEC comments on the Proxy Statement received by Parent after the initial filing of the Proxy Statement. Parent, with the assistance of the Company and Noble, shall promptly respond to any SEC comments on the Proxy Statement and shall otherwise use commercially reasonable best efforts to cause the Proxy Statement to be approved by the SEC as promptly as practicable. Parent shall also take any and all actions required to satisfy the requirements of the Securities Act and the Exchange Act.

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(b)         As soon as practicable following the approval for distribution of the Proxy Statement by the SEC, Parent shall distribute the Proxy Statement to the holders of Parent Common Stock and, pursuant thereto, shall call the Special Meeting in accordance with the Corporate Law and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the Parent Stockholder Matters, adoption of the Parent Plan and the other matters presented for approval or adoption at the Special Meeting.

(c)         Parent shall comply with all applicable provisions of and rules under the Exchange Act and all applicable provisions of the Corporate Law in the preparation, filing, and distribution of the Proxy Statement, the solicitation of proxies thereunder, and the calling and holding of the Special Meeting. Without limiting the foregoing, Parent shall ensure that the Proxy Statement does not, as of the date on which it is first distributed to holders of Parent Common Stock, and as of the date of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that Parent shall not be responsible for the accuracy or completeness of any information relating to the Company or Noble or any other information furnished by the Company or Noble for the purpose of inclusion in the Proxy Statement). The Company represents and warrants that the information relating to the Company supplied by the Company for the purpose of inclusion in the Proxy Statement will not as of the date on which the Proxy Statement (or any amendment or supplement thereto) is first distributed to holders of Parent Common Stock or at the time of the Special Meeting contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statement therein not false or misleading. Noble represents and warrants that the information relating to Noble supplied by Noble for the purpose of inclusion in the Proxy Statement will not as of the date on which the Proxy Statement (or any amendment or supplement thereto) is first distributed to holders of Parent Common Stock or at the time of the Special Meeting contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statement therein not false or misleading.

(d)         Parent, acting through its Board of Directors, shall include in the Proxy Statement the recommendation of its Board of Directors that the holders of Parent Common Stock vote in favor of the adoption of Parent Stockholders Matters and Parent Plan, and shall otherwise use commercially reasonable best efforts to obtain the approval of the Parent Stockholder Matters, Parent Plan and such other matters as mutually agreed upon between the Company and Parent.

6.2         Ourgame Stockholder Approval.

(a)         As soon as is reasonably practicable after receipt by Ourgame from the Parent and Merger Sub of all financial and other information relating to the Parent and Merger Sub as Ourgame may reasonably request for its preparation, Ourgame shall prepare and submit to the Stock Exchange of Hong Kong Limited (the “Stock Exchange”) under the Rules Governing the Listing of the Securities on The Stock Exchange of Hong Kong Limited (the “Listing Rules”), and with all other applicable regulatory bodies, a circular (“Circular”) to be used for the purpose of soliciting proxies from shareholders of Ourgame to vote in favor of, among others, the adoption of this Agreement and the approval of the Transaction Merger (the “Ourgame Stockholder Matters”). The Parent and Merger Sub shall each furnish to Ourgame all information concerning the Parent and/or Merger Sub as Ourgame may reasonably request in connection with the preparation of the Circular. The Parent and its counsel and Merger Sub and its counsel shall be given an opportunity to review and comment on the preliminary draft Circular prior to its submission to the Stock Exchange, and any Stock Exchange’s comments on the Circular received by Ourgame after the submission of the Circular. Ourgame, with the assistance of the Parent and Merger Sub, shall promptly respond to any Stock Exchange’s comments on the Circular and shall otherwise use commercially reasonable best efforts to cause the Circular to be approved by the Stock Exchange as promptly as practicable. Ourgame shall also take any and all actions required to satisfy the requirements of the Listing Rules and applicable rules, regulations and guidance letters.

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(b)         As soon as practicable following the approval for distribution of the Circular by the Stock Exchange, Ourgame shall distribute the Circular to the shareholders of Ourgame and, pursuant thereto, shall call a meeting of the shareholders (the “General Meeting”) in accordance with the articles of association of Ourgame and, subject to the other provisions of this Agreement, solicit proxies from such shareholders to vote in favor of the Ourgame Stockholder Matters and the other matters presented for approval or adoption at the General Meeting.

(c)         Ourgame shall comply with its articles of association, the Listing Rules, and all applicable rules, regulations and guidance letters in the preparation and distribution of the Circular, the solicitation of proxies thereunder, and the calling and holding of the General Meeting. Without limiting the foregoing, Ourgame shall ensure that the Circular does not, as of the date on which it is first distributed to shareholders of Ourgame, and as of the date of the General Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that Ourgame shall not be responsible for the accuracy or completeness of any information relating to the Parent or Merger Sub or any other information furnished by the Parent or Merger Sub for the purpose of inclusion in the Circular). The Parent represents and warrants that the information relating to the Parent supplied by the Parent for the purpose of inclusion in the Circular will not as of the date on which the Circular (or any amendment or supplement thereto) is first distributed to shareholders of Ourgame or at the time of the General Meeting contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statement therein not false or misleading. Merger Sub represents and warrants that the information relating to Merger Sub supplied by Merger Sub for the purpose of inclusion in the Circular will not as of the date on which the Circular (or any amendment or supplement thereto) is first distributed to shareholders of Ourgame or at the time of the General Meeting contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statement therein not false or misleading.

(d)         Ourgame, acting through its board of directors, shall include in the Circular the recommendation of its board of directors that the shareholders of Ourgame vote in favor of the adoption of Ourgame Stockholders Matters.

(e)         Concurrently with the execution and delivery of this Agreement, Parent has entered into support agreements (the “Ourgame Support Agreements”), the form of which is attached hereto as Exhibit B, with certain shareholders of Ourgame.

6.3         Directors and Officers of Parent and the Company After Merger. On or before the Closing Date, Parent shall take all necessary action to increase the number of members of the Board of Directors of Parent to 11. The parties shall take all necessary action so that the Persons listed in Schedule 6.3 are elected and appointed to the positions of officers and directors of Parent and Surviving Company, as set forth therein, to serve in such positions effective immediately after the Closing. If any Person listed in Schedule 6.3 is unable to serve, the party appointing such Person (as reflected on Schedule 6.3) shall designate a successor; provided that, if such designation is to be made after the Closing, any successor to a Person designated by Parent shall be made by the Parent’s Board of Directors (or any committee thereof), and any successor to a Person designated by the Company shall be made by the Representative.

6.4         HSR Act. If required pursuant to the HSR Act, as promptly as practicable after the date of this Agreement, Parent and the Company shall each prepare and file the notification required of it and its Affiliates thereunder in connection with the Mergers and shall promptly and in good faith respond to all information requested of it by the Federal Trade Commission and Department of Justice in connection with such notification and otherwise cooperate in good faith with each other and such Governmental Entities. Parent and the Company shall (a) promptly inform the other of any communication to or from the Federal Trade Commission, the Department of Justice, or any other Governmental Entity regarding the transactions contemplated by this Agreement, (b) give the other prompt notice of the commencement of any action, suit, litigation, arbitration, proceeding, or investigation by or before any Governmental Entity with respect to such transactions, and (c) keep the other reasonably informed as to the status of any such action, suit, litigation, arbitration, proceeding, or investigation. Filing fees with respect to the notifications required under the HSR Act shall be borne by the Parent and Company in equal amounts.

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6.5         Public Announcements.

(a)         As promptly as practicable after execution of this Agreement, (i) Parent will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act (“Signing Form 8-K”) and (ii) Ourgame will prepare and publish an announcement in accordance with the requirements under the Listing Rules (the “Announcement”), to report the execution of this Agreement.

(b)         Promptly after the execution of this Agreement, Parent, the Company, and Noble shall also issue a joint press release announcing the execution of this Agreement (the “Signing Press Release”).

(c)         At least five (5) days prior to Closing, Parent shall prepare a draft Current Report on Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant and the financial statements prepared by Noble and its accountant, and such other information that may be required to be disclosed with respect to the Mergers in any report or form to be filed with the SEC (“Closing Form 8-K”), which shall be in a form reasonably acceptable to the Company. Prior to Closing, Parent and the Company shall prepare a press release announcing the consummation of the Mergers hereunder (“Closing Press Release”). Concurrently with the Closing, Parent shall issue the Closing Press Release. Concurrently with the Closing, or as soon as practicable thereafter, Parent shall file the Closing Form 8-K with the Commission.

6.6         Required Information.

(a)         In connection with the preparation of the Signing Form 8-K, the Signing Press Release, the Proxy Statement, the Closing Form 8-K, the Closing Press Release, the Announcement, the Circular, or any other statement, filing, notice, or application made by or on behalf of Parent, Noble, the Company and/or Ourgame to any Governmental Entity or other third party in connection with Mergers and the other transactions contemplated hereby (each, a “Reviewable Document”), and for such other reasonable purposes, each of the Company, Noble, Ourgame and Parent shall, upon request by the other, furnish the other with all information concerning themselves, their Subsidiaries, and each of their and their Subsidiaries’ respective directors, officers, and stockholders (including the directors of Parent and the Surviving Company to be elected effective as of the Closing pursuant to Section 6.3 hereof) and such other matters as may be reasonably necessary or advisable in connection with the Mergers. Each party warrants and represents to the other party that all such information shall be true and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

(b)         At a reasonable time prior to the filing, issuance, or other submission or public disclosure of a Reviewable Document by Ourgame, Noble, Parent or the Company, the other parties shall each be given an opportunity to review and comment upon such Reviewable Document and give its consent to the form thereof, such consent not to be unreasonably withheld, and each party shall accept and incorporate all reasonable comments from the other party to any such Reviewable Document prior to filing, issuance, submission or disclosure thereof.

(c)         Any language included in a Reviewable Document that reflects the comments of the reviewing party, as well as any text as to which the reviewing party has not commented upon after being given a reasonable opportunity to comment (and in any event no fewer than three (3) business days), shall be deemed to have been approved by the reviewing party and may henceforth be used by other party in other Reviewable Documents and in other documents distributed by the other party in connection with the transactions contemplated by this Agreement without further review or consent of the reviewing party.

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(d)         Prior to the Closing Date (i) Ourgame, the Company, Noble, and Parent shall notify each other as promptly as reasonably practicable upon becoming aware of any event or circumstance which should be described in an amendment of, or supplement to, a Reviewable Document that has been filed with or submitted to the Governmental Authority, and (ii) Ourgame, the Company, Noble, and Parent shall each notify the other as promptly as practicable after the receipt by it of any written or oral comments of the Governmental Authority on, or of any written or oral request by the Governmental Authority for amendments or supplements to, any such Reviewable Document, and shall promptly supply the other with copies of all correspondence between it or any of its representatives and the Governmental Authority with respect to any of the foregoing filings or submissions. Ourgame, Parent, Noble, and the Company shall use their respective commercially reasonable best efforts, after consultation with each other, to resolve all such requests or comments with respect to the any Reviewable Document as promptly as reasonably practicable after receipt of any comments of the Governmental Authority. All correspondence and communications to the Governmental Authority made by Ourgame, Parent, Noble, or the Company with respect to the transactions contemplated by this Agreement or any agreement ancillary hereto shall be considered to be Reviewable Documents subject to the provisions of this Section 6.6.

6.7         No Parent Securities Transactions. Neither the Company nor any of its Affiliates, nor Noble nor any of its Affiliates, directly or indirectly, shall engage in any transactions involving the securities of Parent prior to the time of the filing of the Signing 8-K. Each of the Company and Noble shall use its best efforts to require each of its officers, directors and employees, and shall use commercially reasonable best efforts to require each of its agents, advisors, contractors, associates, clients, customers, and representatives, to comply with the foregoing requirement.

6.8         No Claim Against Trust Fund. Notwithstanding anything else in this Agreement, each of the Company, Ourgame, Primo and Noble acknowledges that it has read Parent’s final prospectus dated October 4, 2017 and understands that Parent has established the Trust Fund for the benefit of Parent’s public stockholders and that Parent may disburse monies from the Trust Fund only (a) to Parent’s public stockholders in the event they elect to convert their shares into cash in accordance with Parent’s Charter Documents and/or the liquidation of Parent or (b) to Parent to pay for its tax obligations and (c) to Parent after, or concurrently with, the consummation of a business combination (which Parent represents and warrants to the Company and Noble includes the Mergers). Each of the Company, Ourgame, Primo, and Noble further acknowledges that, if the transactions contemplated by this Agreement, or, upon termination of this Agreement, another business combination, are not consummated by July 10, 2019, or such later date as shall be set forth in an amendment to Parent’s Amended and Restated Certificate of Incorporation for the purpose of extending the date by which Parent must complete a business combination, Parent will be obligated to return to its stockholders the amounts being held in the Trust Fund. Accordingly, each of the Company, Ourgame, Primo and Noble, for itself and its respective Subsidiaries, Affiliates, directors, officers, employees, representatives, advisors, and all other associates, hereby waive all right, title, interest, or claim of any kind against Parent to collect from the Trust Fund any monies that may be owed to them by Parent for any reason whatsoever, including but not limited to a breach of this Agreement by Parent or any negotiations, agreements or understandings with Parent (whether in the past, present or future), and will not seek recourse against the Trust Fund at any time for any reason whatsoever. This paragraph will survive this Agreement and will not expire and will not be altered in any way without the express written consent of Parent.

6.9         Disclosure of Certain Matters. Each of Parent, Noble, and the Company will provide the other with prompt written notice of any event, development or condition that (a) would cause any of such party’s representations and warranties to become untrue or misleading or which may affect its ability to consummate the transactions contemplated by this Agreement, (b) had it existed or been known on the date hereof would have been required to be disclosed under this Agreement, (c) gives such party any reason to believe that any of the conditions set forth in Article VII will not be satisfied, (d) is of a nature that is or may be materially adverse to the operations, prospects or condition (financial or otherwise) of the Surviving Company, or (e) would require any amendment or supplement to the Proxy Statement. The parties shall have the obligation to supplement or amend the Company Schedules, Noble Schedules, and Parent Schedules (the “Disclosure Schedules”) being delivered concurrently with the execution of this Agreement with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules. The obligations of the parties to amend or supplement the Disclosure Schedules being delivered herewith shall terminate on the Closing Date. Notwithstanding any such amendment or supplementation, for purposes of Sections 7.2(a), 7.3(a), 9.1(d) and 9.1(e), the representations and warranties of the parties shall be made with reference to the Disclosure Schedules as they exist at the time of execution of this Agreement, subject to such anticipated changes as are set forth in Schedule 5.1 or otherwise expressly contemplated by this Agreement or that are set forth in the Disclosure Schedules as they exist on the date of this Agreement.

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6.10         Securities Listing. Parent and the Company shall use commercially reasonable best efforts to continue the listing for trading of the Parent Common Stock and Parent Warrants on Nasdaq after the Closing.

6.11         Charter Protections; Directors’ and Officers’ Liability Insurance.

(a)         All rights to indemnification for acts or omissions occurring through the Closing Date now existing in favor of the current directors and officers of Parent, the Company, Noble, or the Subsidiaries as provided in the Charter Documents of Parent, the Company, Noble, or any Subsidiary, or in any indemnification agreements of such directors and officers, shall survive the Mergers and shall continue in full force and effect in accordance with their terms.

(b)         For a period of six (6) years after the Closing Date, each of Parent, the Company, Noble, and Subsidiaries shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by such company, respectively (or policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous), with respect to claims arising from facts and events that occurred prior to the Closing Date.

(c)         If Parent, the Company, Noble, or any Subsidiary, or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns thereof assume the obligations set forth in this Section 6.11.

(d)         The provisions of this Section 6.11 are intended to be for the benefit of, and shall be enforceable by, each Person who will have been a director or officer of Parent, the Company, Noble, and any Subsidiary for all periods ending on or before the Closing Date and may not be changed without the consent of Parent’s Board of Directors (or any committee thereof).

6.12         Insider Loans; Equity Ownership in Subsidiaries. At or prior to Closing, each of the Company and Noble shall cause each of their respective Insiders or the Insiders of their respective Subsidiaries to (i) repay to the Company, Noble, or their Subsidiaries, as applicable any loan to such Person and any other amount owed by such Person to the Company, Noble, or any Subsidiary; (ii) cause any guaranty or similar arrangement pursuant to which the Company, Noble, or any Subsidiary has guaranteed the payment or performance of any obligations of such Person to a third party to be terminated; and (iii) cease to own any direct equity interests in any Subsidiary or in any other Person that utilizes the name “esports” or “world poker tour” or any derivative thereof.

6.13         Parent Borrowings. Through the Closing, Parent shall be allowed to borrow funds from its directors, officers, and/or stockholders to meet its reasonable capital requirements, with any such loans to be made only as reasonably required by the operation of Parent in due course on a non-interest bearing basis and repayable at Closing (or convertible into securities of Parent in accordance with the terms of the promissory notes issued to evidence the borrowing).

6.14         Trust Fund Disbursement. Parent shall cause the Trust Fund to be disbursed as contemplated by this Agreement immediately upon the Closing. All liabilities and obligations of Parent due and owing or incurred at or prior to the Closing Date shall be paid as and when due, including all amounts payable (i) to stockholders who elect to have their shares of Parent Common Stock converted to cash in accordance with the provisions of Parent’s Charter Documents, (ii) for income Tax or other Tax obligations of Parent prior to Closing, (iii) as repayment of loans and reimbursement of expenses to directors, officers and stockholders of Parent, (iv) to EarlyBirdCapital, Inc. pursuant to the Business Combination Marketing Agreement dated October 4, 2017, (v) to third parties (e.g., professionals, printers, etc.) who have rendered services to Parent in connection with its operations and efforts to effect the Mergers and (vi) in satisfaction of the Ourgame Notes pursuant to Section 6.18.

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6.15         Lock-Up Agreements. Prior to the Closing Date, each Shareholder shall enter into a Lock-Up Agreement in the form of Exhibit C (the “Lock-Up Agreements”) pursuant to which the Shareholders will agree not to transfer the shares of Parent Common Stock or Parent Warrants to be received hereunder for a period of one year from the Closing, subject to certain exceptions. The Parent Certificates evidencing shares of Parent Common Stock and Parent Warrants issued to the Shareholders shall each include prominent disclosure or bear a prominent legend evidencing the fact that such shares are subject to such Lock-Up Agreements.

6.16         Registration Rights Agreement. The Parties hereto agree to enter into a registration rights agreement (the “Registration Rights Agreement”) in the form of Exhibit D hereto at the Closing pursuant to which, among other things, Parent will under certain circumstances agree to register for resale under the Securities Act the shares of Parent Common Stock and the shares of Parent Common Stock underlying the Parent Warrants to be issued to the Shareholders pursuant to this Agreement.

6.17         Parent Working Capital. On the Closing Date, after payment of amounts that Parent may pay in accordance with Section 6.14(i) hereof, Parent shall have at least $80,000,000 in cash or liquid securities available for the working capital needs of the Surviving Company and for general corporate purposes. $35,000,000 of such amount will be used to pay the Ourgame Notes at Closing pursuant to Section 6.18.

6.18         Ourgame Notes. Parent will assume Thirty-Five Million US Dollars ($35,000,000) of outstanding debt obligations of the Company held by Ourgame (the “Ourgame Notes”). Parent will repay the Ourgame Notes on the Closing Date.

6.19         WPT Business Indebtedness. Each of the Company and Noble shall ensure that, with respect to the “world poker tour” business (“WPT”) conducted by certain Subsidiaries, as of the Closing Date, there is no outstanding indebtedness for borrowed money or obligation evidenced by bond, debenture, note, letter of credit, or other similar instrument, or accrued interest, premium, penalty, or other fee relating to the foregoing.

6.20         Trademarks. On or prior to the Closing Date, Ourgame and one of the Subsidiaries, Peerless Media Limited, a Gibraltar corporation (“Peerless”), will enter into a Mutual Rescission and Restoration Agreement pursuant to which, among other things, such parties will, effective as of December 31, 2017, (i) rescind the Trademark Assignment and License Termination Agreement dated December 31, 2017, and (ii) restore the WPT Asia Blanket Territory License Agreement dated December 11, 2014, and the corresponding International Television Distribution License Agreement (Asia) dated January 8, 2016.

6.21         Access to Information. Subject to applicable laws, Parent will use its commercially reasonable efforts to provide Ourgame any reasonably requested information necessary for Ourgame to comply with its disclosure obligations set forth in the Listing Rules and applicable law.

ARTICLE VII

CONDITIONS TO THE TRANSACTION

7.1         Conditions to Obligations of Each Party to Effect the Mergers. The respective obligations of each party to this Agreement to effect the Mergers shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a)         Parent Stockholder Matters. The Parent Stockholder Matters and Parent Plan shall have been duly approved and adopted by the stockholders of Parent by the requisite vote under the Corporate Law and the Parent Charter Documents.

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(b)         Ourgame Stockholder Approval. The approval of the Ourgame Stockholder Matters by the independent shareholders of Ourgame at the General Meeting (the “Ourgame Stockholder Approval”).

(c)         Parent Net Tangible Assets. Parent shall have at least $5,000,001 of net tangible assets following the exercise by holders of shares of Parent Common Stock issued in Parent’s initial public offering of securities and outstanding immediately before the Closing of their right to convert their shares into a pro rata share of the Trust Fund in accordance with Parent’s Charter Documents.

(d)         HSR Act; No Order. All specified waiting periods under the HSR Act shall have expired and no Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Mergers illegal or otherwise prohibiting consummation of the Mergers, substantially on the terms contemplated by this Agreement.

(e)         Listing. The shares of Parent Common Stock and Parent Warrants shall be approved for listing upon Closing on Nasdaq subject to the requirement to have a sufficient number of round lot holders.

7.2         Additional Conditions to Obligations of the Company and Noble. The obligations of the Company and Noble to consummate and effect the Mergers shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, by the Company or Noble for itself and its Subsidiaries:

(a)         Representations and Warranties. Each representation and warranty of Parent and Merger Sub contained in this Agreement that is (i) qualified as to “materiality” or “Material Adverse Effect” shall have been true and correct (A) as of the date of this Agreement and (B) subject to the provisions of Section 6.9, on and as of the Closing Date with the same force and effect as if made on the Closing Date, and (ii) not qualified as to “materiality” or “Material Adverse Effect” shall have been true and correct (A) as of the date of this Agreement and (B) subject to the provisions of Section 6.9, in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date. The Company shall have received a certificate with respect to the foregoing signed on behalf of Parent and Merger Sub by an authorized officer of Parent and Merger Sub (“Parent Closing Certificate”).

(b)         Agreements and Covenants. Parent and Merger Sub shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, except to the extent that any failure to perform or comply (other than a willful failure to perform or comply or failure to perform or comply with an agreement or covenant reasonably within the control of Parent) does not, or is not reasonably expected to, constitute a Material Adverse Effect with respect to Parent, and the Parent Closing Certificate shall include a provision to such effect.

(c)         No Litigation. No action, suit or proceeding shall be pending or threatened before any Governmental Entity which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect materially and adversely or otherwise encumber the title of the shares of Parent Common Stock to be issued by Parent in connection with the Transaction Merger, and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

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(d)         Consents. Parent and Merger Sub shall have obtained the consents, waivers and approvals required to be obtained by Parent and Merger Sub in connection with the consummation of the transactions contemplated hereby, other than consents, waivers and approvals the absence of which, either alone or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent and the Parent Closing Certificate shall include a provision to such effect.

(e)         Material Adverse Effect. No Material Adverse Effect with respect to Parent shall have occurred since the date of this Agreement.

(f)         SEC Compliance. Immediately prior to Closing, Parent shall be in compliance with the reporting requirements under the Securities Act and Exchange Act.

(g)         Other Deliveries. At or prior to Closing, Parent shall have delivered to the Company (i) certificates of good standing of the Parent and Merger Sub from the secretary of state of the State of Delaware, (ii) copies of resolutions and actions taken by Parent’s and Merger Sub’s board of directors and stockholders in connection with the approval of this Agreement and the transactions contemplated hereunder, and (iii) such other documents or certificates as shall reasonably be required by the Company and its counsel in order to consummate the transactions contemplated hereunder.

(h)         Resignations. The persons listed in Schedule 7.2(h) shall have resigned from all of their positions and offices with Parent and Merger Sub.

(i)         Registration Rights Agreement. The Registration Rights Agreement shall have been executed and delivered and shall be in full force and effect.

7.3         Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate and effect the Transaction Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a)         Representations and Warranties. Each representation and warranty of the Company, Noble, Ourgame and Primo contained in this Agreement that is (i) qualified as to “materiality” or “Material Adverse Effect” shall have been true and correct (A) as of the date of this Agreement and (B) subject to the provisions of Section 6.9, on and as of the Closing Date with the same force and effect as if made on the Closing Date, and (ii) not qualified as to “materiality” or “Material Adverse Effect” shall have been true and correct (A) as of the date of this Agreement and (B) subject to the provisions of Section 6.9, in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date. Parent shall have received a certificate with respect to the foregoing signed on behalf of the Company by an authorized officer of the Company (“Company Closing Certificate”) and a certificate with respect to the foregoing signed on behalf of Noble by an authorized officer of Noble (“Noble Closing Certificate”).

(b)         Agreements and Covenants. The Company, Noble, and the Shareholders shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date, including the surrender of Company Certificates pursuant to Section 1.5, and the Company Closing Certificate shall include a provision to such effect.

(c)         No Litigation. No action, suit or proceeding shall be pending or threatened before any Governmental Entity which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect materially and adversely the right of the Surviving Company to own, operate or control any of the assets and operations of the Company following the Mergers, and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

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(d)         Consents. Each of the Company and Noble shall have obtained all consents, waivers, permits and approvals required to be obtained by it in connection with the consummation of the transactions contemplated hereby, other than consents, waivers and approvals the absence of which, either alone or in the aggregate, would not reasonably be expected to have a Material Adverse Effect and the Company Closing Certificate and Noble Closing Certificate shall each include a provision to such effect.

(e)         Material Adverse Effect. No Material Adverse Effect with respect to the Company or Noble shall have occurred since the date of this Agreement.

(f)         Lock-Up Agreements. The Lock-Up Agreements shall have been executed and delivered by each Shareholder and shall all be in full force and effect.

(g)         Escrow Agreement. The Escrow Agreement shall have been executed and delivered and shall be in full force and effect.

(h)         Other Deliveries. At or prior to Closing, the Company and Noble, as applicable, shall have delivered to Parent: (i) certificates of good standing (or the equivalent) of the Company, Noble, and each Subsidiary from the secretary of state or similar Governmental Authority of the jurisdiction in which the Company, Noble, and each Subsidiary is organized, (ii) a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that the Company is not a foreign person within the meaning of Section 1445 of the Code, (iii) copies of resolutions and actions taken by its respective board of directors and shareholders in connection with the approval of this Agreement and the transactions contemplated hereunder, and a certificate of the secretary or equivalent officer stating that all such resolutions are in full force and effect, and (iv) such other documents or certificates as shall reasonably be required by Parent and its counsel in order to consummate the transactions contemplated hereunder.

(i)         Insider Loans; Equity Ownership in Subsidiaries. (i) All outstanding indebtedness owed by the Company, Noble, the Subsidiaries, and each of their Insiders shall have been repaid in full, including the indebtedness and other obligations described on Schedules 2.24 and 3.24; (ii) all outstanding guaranties and similar arrangements pursuant to which the Company or Noble has guaranteed the payment or performance of any obligations of any Insiders to a third party shall have been terminated; and (iii) no Insider shall own any direct equity interests in any Subsidiary of the Company or any Subsidiary of Noble, or in any other Person that utilizes in its name “esports” or “world poker tour” or any derivative thereof.

(j)         Pre-Closing Reorganization. The Company has completed the Pre-Closing Reorganization and owns the outstanding equity securities of the Subsidiaries as set forth in Schedule 2.2(a).

(k)         Redomestication Merger. The Redomestication Effective Time shall have occurred and the Redomestication Merger shall have been consummated in accordance with the terms hereof.

(l)         Audited Financial Statements. The Draft Financial Statements shall have been finalized and auditors thereof shall have issued their audit reports with respect thereto (the “Audited Financial Statements”). The Audited Financial Statements shall not have been materially different from the Draft Financial Statements (excluding any adjustments set forth on Schedule 3.8), and shall comply as to form in all material respects, and be prepared in accordance, with U.S. GAAP applied on a consistent basis throughout the periods involved, and fairly present in all material respects the financial position of Esports Sub and WPT Enterprises, Inc., as applicable, at the dates thereof and the results of their operations and cash flows for the period indicated.

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ARTICLE VIII

INDEMNIFICATION

8.1         Indemnification of Parent Indemnitees.

(a)         Subject to the terms and conditions of this Article VIII (including without limitation the limitations set forth in Section 8.4), Parent and Surviving Company and their respective representatives, successors, and permitted assigns (the “Parent Indemnitees”) shall be indemnified, defended, and held harmless by the Shareholders, but only to the extent of the Escrow Consideration, from and against all Losses asserted against, resulting to, imposed upon, or incurred by any Parent Indemnitee by reason of, arising out of or resulting from:

(i)         the inaccuracy or breach of any representation or warranty of the Company or Noble contained in or made pursuant to this Agreement, any Schedule (including, for purposes of this Section 8.1(a)(i), after giving effect to any information disclosed in any supplement or amendment to the Disclosure Schedules delivered pursuant to Section 6.9) or any certificate delivered by the Company or Noble to Parent pursuant to this Agreement with respect hereto or thereto in connection with the Closing; and

(ii)         the non-fulfillment or breach of any covenant or agreement of the Company or Noble contained in this Agreement.

(b)         As used in this Article VIII, the term “Losses” includes all losses, liabilities, damages, judgments, awards, orders, penalties, settlements, costs and expenses (including, without limitation, interest, penalties, court costs and reasonable legal fees and expenses) including those arising from any demands, claims, suits, actions, costs of investigation, notices of violation or noncompliance, causes of action, proceedings and assessments whether or not made by third parties or whether or not ultimately determined to be valid, but shall exclude any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach of alleged breach of this Agreement or diminution of value. Solely for the purpose of determining the amount of any Losses (and not for determining any breach) for which the Parent Indemnitees may be entitled to indemnification pursuant to Article VIII, any representation or warranty contained in this Agreement that is qualified by a term or terms such as “material,” “materially,” or “Material Adverse Effect” shall be deemed made or given without such qualification and without giving effect to such words.

8.2         Indemnification of Third Party Claims. The indemnification obligations and liabilities under this Article VIII with respect to actions, proceedings, lawsuits, investigations, demands or other claims brought against a Parent Indemnitee by a Person other than the Company or Noble (a “Third Party Claim”) shall be subject to the following terms and conditions:

(a)         Notice of Claim. Parent, acting through the Parent’s board of directors (or any committee thereof), will give the Representative prompt written notice after receiving written notice of any Third Party Claim or discovering the liability, obligation or facts giving rise to such Third Party Claim (a “Notice of Claim”) which Notice of Third Party Claim shall set forth (i) a brief description of the nature of the Third Party Claim, (ii) the total amount of the actual out-of-pocket Loss or the anticipated potential Loss (including any costs or expenses which have been or may be reasonably incurred in connection therewith), and (iii) whether such Loss may be covered (in whole or in part) under any insurance and the estimated amount of such Loss which may be covered under such insurance, and the Representative shall be entitled to participate in the defense of Third Party Claim at its expense.

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(b)         Defense. The Representative shall have the right, at its option (subject to the limitations set forth in subsection 8.2(c) below) and at its own expense, by written notice to Parent, to assume the entire control of, subject to the right of Parent to participate (at its own expense and with counsel of its choice) in, the defense, compromise or settlement of the Third Party Claim as to which such Notice of Claim has been given, and shall be entitled to appoint a recognized and reputable counsel reasonably acceptable to Parent to be the lead counsel in connection with such defense. If the Representative is permitted and elects to assume the defense of a Third Party Claim:

(i)         the Representative shall diligently and in good faith defend such Third Party Claim and shall keep Parent reasonably informed of the status of such defense;

(ii)         any settlement shall be approved by Parent, which approval will not be unreasonably withheld, delayed or conditioned; provided that no approval shall be required if the settlement (1) is for money Losses only that are fully satisfied from the Escrow Consideration; and (2) provides full and unconditional release from all liability and obligation in respect of such action without any payment by any Parent Indemnitee (other than set forth in (1)); and

(iii)         Parent shall cooperate fully in all respects with the Representative in any such defense, compromise or settlement thereof, including, without limitation, the selection of counsel, and Parent shall make available to the Representative all pertinent information and documents under its control.

(c)         Limitations of Right to Assume Defense. The Representative shall not be entitled to assume control of such defense and shall pay the fees and expenses of counsel retained by Parent if (i) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation, or investigation; (ii) the Third Party Claim seeks an injunction or equitable relief against a Parent Indemnitee; or (iii) there is a reasonable probability that a Third Party Claim may materially and adversely affect Parent or its Subsidiaries other than as a result of money damages or other money payments.

(d)         Other Limitations. Failure to give prompt Notice of Claim or to provide copies of relevant available documents or to furnish relevant available data shall not constitute a defense (in whole or in part) to any Third Party Claim by a Parent Indemnitee against the Representative and shall not affect the Representative’s duty or obligations under this Article VIII, except to the extent (and only to the extent that) such failure shall have adversely affected the ability of the Representative to defend against or reduce its liability or caused or increased such liability or otherwise caused the damages for which the Representative is obligated to be greater than such damages would have been had Parent given the Representative prompt notice hereunder. So long as the Representative is defending any such action actively and in good faith, Parent shall not settle such action. Parent shall make available to the Representative all relevant records and other relevant materials required by them and in the possession or under the control of Parent, for the use of the Representative and its representatives in defending any such action, and shall in other respects give reasonable cooperation in such defense.

(e)         Failure to Defend. If the Representative, promptly after receiving a Notice of Claim, fails to defend such Third Party Claim actively and in good faith, Parent, at the reasonable cost and expense of the Representative, will (upon further written notice) undertake the defense, compromise or settlement of such Third Party Claim as it may determine in its reasonable discretion, provided that the Representative shall have the right to approve any settlement, which approval will not be unreasonably withheld, delayed or conditioned.

(f)         Parent Indemnitee Rights. Anything in this Section 8.2 to the contrary notwithstanding, the Representative shall not, without the written consent of the Parent’s board of directors (or any committee thereof), settle or compromise any action or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to each of the Parent Indemnitees of a full and unconditional release from all liability and obligation in respect of such action without any payment by any Parent Indemnitee (other than money Losses only that are fully satisfied from the Escrow Consideration).

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(g)         Representative Consent. Unless the Representative has consented to a settlement of a Third Party Claim, the amount of the settlement shall not be a binding determination of the amount of the Loss and such amount shall be determined in accordance with the provisions of the Escrow Agreement.

8.3         Insurance Effect. To the extent that any Losses subject to indemnification pursuant to this Article VIII may reasonably be covered by any insurance of the Company, Noble, Parent or their Subsidiaries, Parent shall use commercially reasonable best efforts to obtain the maximum recovery under such insurance prior to making any indemnification claim hereunder; provided that the time limitations set forth in Section 8.4 hereof for bringing a claim of indemnification under this Agreement shall be tolled during the pendency of such insurance claim effective upon written notice of Parent that it has initiated an insurance claim. Notwithstanding any other provisions of this Agreement, it is the intention of the parties that no insurer or any other third party shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, or (ii) relieved of the responsibility to pay any claims for which it is obligated.

8.4         Limitations on Indemnification.

(a)         Survival; Time Limitation. The representations, warranties, covenants and agreements in this Agreement or in any writing delivered by the Company to Parent in connection with this Agreement (including the certificates required to be delivered by each of the Company and Noble pursuant to Section 7.3(a)) shall survive the Closing for the period that ends on the Escrow Termination Date (the “Survival Period”).

(b)         Any indemnification claim made by Parent Indemnitees prior to the termination of the Survival Period shall be preserved despite the subsequent termination of such period and any claim set forth in a Notice of Claim sent prior to the expiration of such period shall survive until final resolution thereof. Except as set forth in the immediately preceding sentence, no claim for indemnification under this Article VIII shall be brought after the end of the Survival Period.

(c)         Basket. No amount shall be payable under Article VIII unless and until the aggregate amount of all indemnifiable Losses otherwise payable exceeds $500,000 (the “Basket”), all of which shall be indemnifiable as to all Losses that so arise from the first dollar thereof.

8.5         Exclusive Remedy. Parent, on behalf of itself and the other Parent Indemnitees, hereby acknowledges and agrees that, from and after the Closing, the sole remedy of the Parent Indemnitees with respect to any and all claims for money damages arising out of or relating to this Agreement shall be pursuant and subject to the requirements of the indemnification provisions set forth in this Article VIII. Notwithstanding any of the foregoing, nothing contained in this Article VIII shall in any way impair, modify, or otherwise limit a Parent Indemnitee’s right to bring any claim, demand, or suit against the other party based upon such other party’s actual fraud, it being understood that a mere breach of a representation and warranty does not constitute fraud, provided however, that the maximum aggregate amount that may be recovered shall not exceed the Merger Consideration and no Shareholder shall be liable for more than its pro rata share of the Merger Consideration.

8.6         Adjustment to Merger Consideration. Amounts paid for indemnification under Article VIII shall be deemed to be an adjustment to the Merger Consideration, except as otherwise required by Law.

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8.7         Representative Capacities; Application of Escrow. The parties acknowledge that the Representative’s obligations under this Article VIII are solely as a representative of the Shareholders in the manner set forth in the Escrow Agreement and that the Representative shall have no personal responsibility for any expenses incurred by him in such capacity. Out-of-pocket expenses of the Representative for attorneys’ fees and other costs shall be borne in the first instance by Parent, which may make a claim for reimbursement thereof against the Escrow Amounts upon the claim with respect to which such expenses are incurred becoming an Established Claim (as defined in the Escrow Agreement). The parties further acknowledge that all actions to be taken by the Parent Indemnitees pursuant to this Article VIII shall be taken on their behalf by the Parent’s board of directors (or any committee thereof) in accordance with the provisions of the Escrow Agreement and Section 1.12(a). The Escrow Agent, pursuant to the Escrow Agreement after the Closing, may apply all or a portion of the Escrow Amounts, as appropriate, to satisfy claims for indemnification pursuant to this Article VIII. The Escrow Agent will hold the remaining portion of the Escrow Amounts, until final resolution of all claims for indemnification or disputes relating thereto. Notwithstanding anything to the contrary contained herein, the Representative shall have no liability to the Company, Noble, or any stockholder thereof or any party hereto for any action taken or omitted to be taken hereunder, unless such liability is determined by a judgment or a court of competent jurisdiction to have resulted from the gross negligence, or willful misconduct of the Representative. Each of the Company and Noble shall defend, indemnify, and hold harmless the Representative for all losses, damages, costs, and expenses (including reasonable attorney’s fees and costs of investigation) arising out of or in connection with, the performance by the Representative of its duties and obligations under this Agreement, unless such liability is determined by a judgment or a court of competent jurisdiction to have resulted from the gross negligence, or willful misconduct of the Representative.

ARTICLE IX

TERMINATION

9.1         Termination. This Agreement may be terminated at any time prior to the Closing:

(a)         by mutual written agreement of Parent, Ourgame, Noble, and the Company at any time;

(b)         by any of Parent, Ourgame, Noble, or the Company if the Mergers shall not have been consummated by July 10, 2019, or such later date or dates as shall be set forth in an amendment or amendments to Parent’s Amended and Restated Certificate of Incorporation for the purpose of extending the date by which Parent is required to have completed a business combination; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Mergers to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c)         by any of Parent, Ourgame, Noble, or the Company if a Governmental Entity shall have issued an order, decree, judgment or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Mergers, which order, decree, ruling or other action is final and nonappealable;

(d)         by Ourgame, the Company or Noble, upon a material breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, in either case such that the conditions set forth in Article VII would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach by Parent or Merger Sub is curable by Parent or Merger Sub prior to the Closing Date, then the Company may not terminate this Agreement under this Section 9.1(d) for thirty (30) days after delivery of written notice from Ourgame, the Company or Noble to Parent and Merger Sub of such breach, provided Parent and Merger Sub continues to exercise commercially reasonable best efforts to cure such breach (it being understood that neither Ourgame, the Company nor Noble may terminate this Agreement pursuant to this Section 9.1(d) if it shall have materially breached this Agreement or if such breach by Parent or Merger Sub is cured during such thirty (30)-day period);

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(e)         by Parent, upon a material breach of any representation, warranty, covenant or agreement on the part of the Company, Noble, or Ourgame set forth in this Agreement, or if any representation or warranty of the Company, Noble, or Ourgame shall have become untrue, in either case such that the conditions set forth in Article VII would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach is curable by the Company, Noble, or Ourgame prior to the Closing Date, then Parent may not terminate this Agreement under this Section 9.1(e) for thirty (30) days after delivery of written notice from Parent to the Company of such breach, provided the Company and the Shareholders continue to exercise commercially reasonable best efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 9.1(e) if it shall have materially breached this Agreement or if such breach by the Company, Noble, or Ourgame is cured during such thirty (30)-day period);

(f)         by any of Parent, Ourgame, Noble, or the Company, if, at the Special Meeting (including any adjournments thereof), the Parent Stockholder Matters or Parent Plan are not approved as required by the Corporate Law and Parent’s Charter Documents;

(g)         by any of Parent, Ourgame, the Company or Noble, if, at the General Meeting (including any adjournments thereof), the Ourgame Stockholder Matters are not approved;

(h)         by any of Parent, Ourgame, Noble, or the Company if Parent will have less than $5,000,001 of net tangible assets following the exercise by the holders of shares of Parent Common Stock issued in Parent’s initial public offering of their rights to convert the shares of Parent Common Stock held by them into cash in accordance with Parent’s Charter Documents; or

(i)         by Ourgame, the Company or Noble, if immediately prior to the Mergers, Parent does not have cash on hand of $80,000,000 after payment of amounts that Parent may pay in accordance with Section 6.14(i).

9.2         Notice of Termination; Effect of Termination.

(a)         Any termination of this Agreement under Section 9.1 above will be effective immediately upon (or, if the termination is pursuant to Section 9.1(d) or Section 9.1(e) and the proviso therein is applicable, thirty (30) days after) the delivery of written notice of the terminating party to the other parties hereto.

(b)         In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect and the Mergers shall be abandoned, except for and subject to the following: (i) Sections 5.2(a), 6.8, 9.2 and 9.3 and Article XI (General Provisions) shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any breach of this Agreement, including a breach by a party electing to terminate this Agreement pursuant to Section 9.1(b) caused by the action or failure to act of such party constituting a principal cause of or resulting in the failure of the Mergers to occur on or before the date stated therein. Following any termination of this Agreement, the Confidentiality Agreement shall survive and remain in full force and effect for the longer of (x) the remainder of the term as set forth in the Confidentiality Agreement and (y) one (1) year following such termination.

9.3         Fees and Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Mergers are consummated.

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ARTICLE X

DEFINED TERMS

10.1       Defined Terms. Terms defined in this Agreement are organized alphabetically as follows, together with the Section and, where applicable, paragraph, number in which definition of each such term is located:

“Affiliate”	Section 10.2(a)
“Agreement”	Heading
“Announcement”	Section 6.5(a)
“Basket”	Section 8.4(c)
“Blue Sky Laws”	Section 1.9(b)(vi)
“Certificates of Merger”	Section 1.2
“Charter Documents”	Section 2.1(a)
“Closing”	Section 1.2
“Closing Date”	Section 1.2
“Closing Form 8-K”	Section 6.5(c)
“Closing Press Release”	Section 6.5(c)
“Code”	Section 1.7
“Company”	Heading
“Company Certificates”	Section 1.6(a)
“Company Closing Certificate”	Section 7.3(a)
“Company Contracts”	Section 2.21(a)
“Company Common Stock”	Recital A
“Company Financial Statements”	Section 2.8(a)
“Company Options”	Section 2.3(b)
“Company Schedule”	Article II Preamble
“Confidentiality Agreement”	Section 5.2(a)
“Continental”	Section 1.9(a)
“Contingent Shares”	Section 1.11
“Copyrights”	Section 9.2(b)
“Corporate Law”	Recital A
“Disclosure Schedules”	Section 6.9
“Disqualification Event”	Section 1.10(b)(ix)
“Draft Financial Statements”	Section 3.8(a)
“Environmental Law”	Section 9.2(c)
“Escrow Agreement”	Section 1.9(a)
“Escrow Consideration”	Section 1.9(a)
“Escrow Termination Date”	Section 1.9(a)
“Exchange Act”	Section 1.10(b)(vi)

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“Governmental Action/Filing”	Section 10.2(d)
“Governmental Entity”	Section 10.2(e)
“Hazardous Substance”	Section 10.2(f)
“HSR Act”	Section 2.5(b)
“Insider”	Section 2.21(a)(1)
“Insurance Policies”	Section 2.22
“Intellectual Property”	Section 10.2(g)
“knowledge”	Section 10.2(h)
“Legal Requirements”	Section 10.2(i)
“Lien”	Section 10.2(j)
“Lock-Up Agreements”	Section 6.15
“Losses”	Section 8.1(b)
“Material Adverse Effect”	Section 10.2(k)
“Material Company Contracts”	Section 2.21(a)
“Material Noble Contracts”	Section 3.21(a)
“Merger”	Recital A
“Merger Consideration”	Section 1.4(a)
“Merger Sub”	Heading
“Nasdaq”	Section 4.22
“Noble”	Heading
“Noble Closing Certificate”	Section 7.3(a)
“Noble Contracts”	Section 3.21(a)
“Noble Financial Statements”	Section 3.8(a)
“Noble Options”	Section 3.3(b)
“Noble Plans”	Section 3.12
“Noble Schedule”	Article III Preamble
“Notice of Claim”	Section 8.2(a)
“Ourgame”	Heading
“Ourgame Notes”	Section 6.18
“Ourgame Stockholder Approval”	Section 7.1(b)
“Ourgame Support Agreements”	Section 6.2(e)
“Parent”	Heading
“Parent Audited Financial Statements”	Section 4.7(a)
“Parent Closing Certificate”	Section 7.2(a)
“Parent Common Stock”	Recital A
“Parent Contracts”	Section 4.19(a)
“Parent Financial Statements”	Section 4.7(a)
“Parent Indemnitees”	Section 8.1(a)
“Parent Plan”	Section 6.1(a)

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“Parent Preferred Stock”	Section 4.3(a)
“Parent Schedule”	Article IV Preamble
“Parent SEC Reports”	Section 4.7(a)
“Parent Stockholder Matters”	Section 6.1(a)
“Parent Stock Options”	Section 4.3(b)
“Parent Unaudited Financial Statements”	Section 4.7(a)
“Parent Warrants”	Recital A
“Patents”	Section 10.2(l)
“Peerless”	Section 6.20
“Permits”	Section 2.7
“Person”	Section 10.2(m)
“Personal Property”	Section 2.15(b)
“Plan/Plans”	Section 2.12(a)
“Proxy Statement”	Section 5.1(a)
“Redomestication Certificate of Merger”	Section 1.2
“Redomestication Effective Time”	Section 1.2
“Registration Rights Agreement”	Section 6.16
“Reorganization”	Section 1.7
“Representative”	Section 1.9(c)
“Returns”	Section 2.18(a)
“Reviewable Document”	Section 6.6(a)
“Securities Act”	Section 1.10(b)(ii)
“Shareholders”	Recital A
“Signing Form 8-K”	Section 6.5(a)
“Signing Press Release”	Section 6.5(b)
“Special Meeting”	Section 5.1(a)
“Subsidiaries”	Section 2.2(a)
“Surviving Company”	Recital A
“Tax/Taxes”	Section 10.2(i)
“Third Party Claim”	Section 8.2
“Trademarks”	Section 10.2(o)
“Transaction Effective Time”	Section 1.2
“Transaction Certificate of Merger”	Section 1.2
“Trust Fund”	Section 4.24
“U.S. GAAP”	Section 2.8(b)
“WPT”	Section 6.19

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10.2       Additional Terms. For purposes of this Agreement:

(a)       the term “Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise;

(b)       the term “Copyrights” means copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world;

(c)       the term “Environmental Law” means any federal, state, local or foreign law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to (1) the protection, investigation or restoration of the environment, health and safety, or natural resources, (2) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (3) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property and shall include, but not limited to, including but not the Clean Air Act, Clean Water Act, Comprehensive Environmental Response, Compensation and Liability Act, Emergency Planning and Community Right-to-Know Act, Endangered Species Act, Hazardous Materials Transportation Act, Migratory Bird Treaty Act, National Environmental Policy Act, Occupational Safety and Health Act, Oil Pollution Act of 1990, Resource Conservation and Recovery Act, Safe Drinking Water Act and the Toxic Substances Control Act;

(d)       the term “Governmental Action/Filing” means any franchise, license, certificate of compliance, authorization, consent, order, permit, approval, consent or other action of, or any filing, registration or qualification with, any federal, state, municipal, foreign or other governmental, administrative or judicial body, agency or authority;

(e)       the term “Governmental Entity” means any court, administrative agency, commission, governmental or regulatory authority or similar body (including any relevant securities exchange), domestic or foreign;

(f)       the term “Hazardous Substance” means any substance that is: (i) listed, classified or regulated pursuant to any Environmental Law; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (iii) any other substance which is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law;

(g)       the term “Interim Financing” means the $10,000,000 financing consummated prior to the date hereof by Ourgame and the Company.

(h)       the term “Intellectual Property” means any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) Patents; (ii) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, formulae, technical data, and customer lists, and all documentation relating to any of the foregoing; (iii) Copyrights; (iv) Trademarks; (v) computer programs, software, and software programs, whether in source code, object code, or other form, including but not limited to (x) software implementations or algorithms, models, methodologies, libraries, and subroutines, (y) descriptions, flow-charts, architectures, development tools, and other materials used to design or develop the foregoing, and (z) all documentation, including development, diagnostic support, user and training documentation relating to any of the foregoing; (vi) computer hardware and gaming hardware; (vii) domain names, uniform resource locators and other names and locators associated with the Internet (viii) industrial designs and any registrations and applications therefor; (ix) all databases and data collections and all rights therein; (x) all moral and economic rights of authors and inventors, however denominated, and (xi) any similar or equivalent rights to any of the foregoing (as applicable);

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(i)       the term “knowledge” means actual knowledge or awareness, after due inquiry, as to a specified fact or event of a Person that is an individual or of an executive officer of a Person that is a corporation or of a Person in a similar capacity of an entity other than a corporation;

(j)       the term “Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity;

(k)       the term “Lien” means any mortgage, pledge, security interest, encumbrance, lien, restriction or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest);

(l)       the term “Material Adverse Effect” when used in connection with the Company, Parent or Noble, as the case may be, means any change, event, or occurrence, individually or when aggregated with other changes, events, or occurrences, that has a materially adverse effect on the business, financial condition or (except for purposes of Sections 7.2(e) and 7.3(e)) prospects, of the Company, Noble or Parent, as applicable, and their respective subsidiaries taken as a whole, provided however that none of the following alone or in combination shall be deemed, in and of itself, to constitute a Material Adverse Effect: any changes, events, occurrences or effects arising out of, resulting from or attributable to (A) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism, (B) earthquakes, hurricanes, tornados or other natural disasters, or (C) changes attributable to the public announcement or pendency of the transactions contemplated hereby.

(m)       the term “Patents” means registered patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations, and continuations-in-part thereof.

(n)       the term “Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity;

(o)       the term “Tax” refers to any and all federal, state, local and foreign taxes, including, without limitation, gross receipts, income, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, assessments, governmental charges and duties together with all interest, penalties and additions imposed with respect to any such amounts and any obligations under any agreements or arrangements with any other Person with respect to any such amounts and including any liability of a predecessor entity for any such amounts;

(p)       the term “Trademarks” means trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor; and

ARTICLE XI

GENERAL PROVISIONS

11.1       Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via email or facsimile to the parties at the following addresses or facsimile numbers (or at such other address or facsimile numbers for a party as shall be specified by like notice):

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if to Parent or Merger Sub, to:

Black Ridge Acquisition Corp.

110 N 5th Street, Suite 410

Minneapolis, MN 55403

Attention: James Moe

Telephone: (952) 426-0333

Facsimile:

E-mail: ken.decubellis@blackridgeoil.com

with a copy to:

Graubard Miller

405 Lexington Avenue

New York, New York 10174-1901

Attention: David Alan Miller, Esq. / Jeffrey M. Gallant, Esq.

Telephone: 212-818-8880 Facsimile: 212-818-8881

Email: dmiller@graubard.com / jgallant@graubard.com

if to the Company to:

Allied Esports Entertainment, Inc.

c/o WPT Enterprises, Inc.

1920 Main St., Ste. 1150

Irvine, CA 92614

Attention: David Polgreen, Senior Director of Business and Legal Affairs

Telephone: (949) 225-2639

Facsimile: (949) 225-2602

Email: David.Polgreen@WPT.com

with a copy to:

Maslon LLP

300 Wells Fargo Center

90 South 7th Street

Minneapolis, MN 55402

Attention: Brad Pederson

Telephone: (612) 672-8341

Facsimile: (612) 642-8341

Email: bradley.pederson@maslon.com

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if to Ourgame, Primo or Noble to:

Ourgame International Holdings Limited

Tower B Fairmont, No. 1 Building, 17th Floor

33# Community, Guangshun North Street,

Chaoyang District, Beijing, 100102, China

Attention:

Telephone:

Email:

with a copy to:

Skadden, Arps, Slate, Meagher & Flom

42/F, Edinburgh Tower, The Landmark

15 Queen's Road Central, Hong Kong

Attention: Christopher W. Betts

Telephone: 852.3740.4827

Facsimile: 852.3740.4727

Email: christopher.betts@skadden.com

11.2       Interpretation. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an Exhibit or Schedule, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

11.3       Counterparts; Electronic Delivery. This Agreement and each other document executed in connection with the transactions contemplated hereby, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery by facsimile or electronic transmission to counsel for the other party of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

11.4       Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Exhibits and Schedules hereto (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the letter of intent between Parent and the Company dated September 25, 2018 is hereby terminated in its entirety and shall be of no further force and effect (except to the extent expressly stated to survive the execution of this Agreement and the consummation of the transactions contemplated hereby); and (b) are not intended to confer upon any other person any rights or remedies hereunder (except as specifically provided in this Agreement).

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11.5       Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

11.6       Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

11.7       Governing Law. This Agreement shall be governed by and construed in accordance with the internal law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

11.8       Consent to Jurisdiction. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the state and federal courts of Delaware in connection with any matter based upon or arising out of this Agreement or the transactions contemplated hereby, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and manner of service of process. Each party hereto hereby agrees not to commence any legal proceedings relating to or arising out of this Agreement or the transactions contemplated hereby in any jurisdiction or courts other than as provided herein.

11.9       Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

11.10       Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the first sentence of this Section 11.10, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

11.11       Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties.

11.12       Extension; Waiver. At any time prior to the Closing, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

11.13       Currency. All references to currency amounts in this Agreement shall mean United States dollars.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

BLACK RIDGE ACQUISITION CORP.

By: /s/ Ken DeCubellis

       Name: Ken DeCubellis

       Title: Chief Executive Officer

BLACK RIDGE MERGER SUB CORP.

By: /s/ Ken DeCubellis

       Name: Ken DeCubellis

       Title: Chief Executive Officer

ALLIED ESPORTS ENTERTAINMENT, INC.,

By: /s/ Adam Pliska

       Name: Adam Pliska

       Title: Secretary

NOBLE LINK GLOBAL LIMITED

By: /s/ Kwok Leung Frank NG

       Name:       Kwok Leung Frank NG

       Title: Director

OURGAME INTERNATIONAL HOLDINGS LTD.

By: /s/ Eric Qing Yang

       Name: Eric Qing Yang

       Title: CEO

PRIMO VITAL LTD.

By: /s/ Kwok Leung Frank NG

       Name: Kwok Leung Frank NG

       Title: Director

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